Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

among

CHENIERE MARKETING, INC.,

as Borrower,

and

The Several Lenders

from Time-to-time Parties Hereto,

and

BNP PARIBAS,

as Administrative Agent

Dated as of September 14, 2007

4.16	Credit Utilization Reporting	47
4.17	Replacement of Lenders	47

SECTION 5.	REPRESENTATIONS AND WARRANTIES

5.1	Financial Condition	48
5.2	No Change	48
5.3	Existence; Compliance with Law	48
5.4	Power; Authorization; Enforceable Obligations	49
5.5	No Legal Bar	49
5.6	No Material Litigation	49
5.7	No Default	49
5.8	Ownership of Property; Liens	50
5.9	Intellectual Property	50
5.10	No Burdensome Restrictions	50
5.11	Taxes	50
5.12	Federal Regulations	50
5.13	ERISA	50
5.14	Investment Company Act; Other Regulations	51
5.15	Subsidiaries	51
5.16	Security Documents	51
5.17	Accuracy and Completeness of Information	52
5.18	Labor Relations	52
5.19	Insurance	52
5.20	Solvency	52
5.21	Use of Letters of Credit and Proceeds of Revolving Credit Loans	53
5.22	Environmental Matters	53
5.23	Risk Management Policy	54
5.24	Crest Obligation	54

SECTION 6.	CONDITIONS PRECEDENT

6.1	Conditions to Initial Credit Extensions	54
6.2	Conditions to Each Credit Extension	57

SECTION 7.	AFFIRMATIVE COVENANTS

7.1	Financial Statements	58
7.2	Certificates; Other Information	59
7.3	Payment of Obligations	59
7.4	Conduct of Business and Maintenance of Existence	59
7.5	Maintenance of Property	60
7.6	Insurance	60
7.7	Inspection of Property; Books and Records; Discussions	60
7.8	Notices	60
7.9	Environmental Laws	61
7.10	Periodic Audit of Borrowing Base Assets	61
7.11	Risk Management Policy	62
7.12	Collections of Accounts Receivable	62
7.13	Taxes	62

7.14	Additional Collateral	62
7.15	Account Closure	63
7.16	Additional Items	63
7.17	Cumulative Losses	63

SECTION 8.	NEGATIVE COVENANTS

8.1	Financial Condition Covenants	63
8.2	Limitation on Indebtedness	64
8.3	Limitation on Liens	64
8.4	Limitation on Fundamental Changes	65
8.5	Limitation on Distributions	65
8.6	Limitation on Capital Expenditures	65
8.7	Limitation on Transactions with Affiliates	65
8.8	Accounting Changes	66
8.9	Limitation on Negative Pledge Clauses	66
8.10	Limitation on Lines of Business	67
8.11	Governing Documents	67

SECTION 9.	EVENTS OF DEFAULT

SECTION 10.	THE ADMINISTRATIVE AGENT
10.1	Appointment	70
10.2	Delegation of Duties	70
10.3	Exculpatory Provisions	70
10.4	Reliance by the Administrative Agent	71
10.5	Notice of Default	71
10.6	Non-Reliance on the Administrative Agent and Other Lenders	71
10.7	Indemnification	72
10.8	Administrative Agent in Its Individual Capacity	72
10.9	Successor Administrative Agent	72
10.10	Collateral Matters	73

SECTION 11.	MISCELLANEOUS

11.1	Amendments and Waivers	73
11.2	Notices	74
11.3	No Waiver; Cumulative Remedies	76
11.4	Survival of Representations and Warranties	76
11.5	Payment of Expenses and Taxes	76
11.6	Successors and Assigns; Participations and Assignments	77
11.7	Adjustments; Set-off	80
11.8	Counterparts	81
11.9	Severability	81
11.10	Integration	81
11.11	GOVERNING LAW	81
11.12	Service of Process; Submission To Jurisdiction; Waivers	81
11.13	Acknowledgements	82

11.14	WAIVERS OF JURY TRIAL.	82
11.15	Confidentiality.	82

SCHEDULES
Schedule 1.0	Lenders, Commitments, and Applicable Lending Offices
Schedule 2.3	Wire Instructions for Revolving Credit Loans
Schedule 5.1(c)	Liabilities
Schedule 5.1(d)	Acquisitions
Schedule 5.4	Consents and Authorizations
Schedule 5.9	Intellectual Property
Schedule 5.15	Subsidiaries
Schedule 5.16	Filing Jurisdictions
Schedule 5.19	Insurance
Schedule 5.22	Environmental Matters
Schedule 6.1(s)	Indebtedness to be Terminated
Schedule 7.11	Risk Management Policy Modification Parameters
Schedule 8.2(b)	Indebtedness to Remain Outstanding

EXHIBITS
Exhibit A	Form of Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Section 4.13 Certificate
Exhibit D	Form of Secretary’s Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Borrowing Base Report
Exhibit G	Form of Collateral Trust Agreement
Exhibit H	[Reserved]
Exhibit I	Form of Opinion of Andrews Kurth LLP
Exhibit J	Cash Collateral Documentation
Exhibit K	Form of Position Report
Exhibit L	Form of Parent Indemnification Agreement

ANNEXES
Annex I	Form of Notice of Borrowing
Annex II	Form of Continuation/Conversion Notice
Annex III	Form of Notice of Prepayment
Annex IV	Form of Credit Utilization Summary

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of September 14, 2007, among CHENIERE MARKETING, INC. (the “Borrower”), the several banks and other financial institutions or entities from time-to-time parties to this Agreement, BNP PARIBAS, a bank organized under the Laws of the Republic of France (“BNP Paribas”), as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower desires that from time-to-time the Lenders (i) make advances to the Borrower for the purpose of, including, but not limited to, financing the carrying of accounts receivable, margin calls made by an Eligible Broker (as defined herein), the purchase of Eligible Inventory (as defined herein) and for certain daylight overdrafts further described herein, and (ii) issue standby and documentary letters of credit to facilitate and finance the purchase of Eligible Products (as defined herein) for resale, to secure transportation, to secure performance related obligations (including, but not limited to storage, pipeline capacity, and clearing broker requirements) of the Borrower or for swap transactions related to the Hedging of Eligible Products.

WHEREAS, the Lenders and the Administrative Agent agree to issue standby and documentary letters of credit and make advances on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Investment Grade Credit Enhancement”: (i) a letter of credit or (ii) a guarantee or other customary credit support, in each case, provided by any Person who is Investment Grade.

“Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Account Control Agreements”: as defined in the Security Agreement.

“Account Debtor”: a Person who is obligated to the Borrower under an Account of the Borrower.

“Account Receivable”: an Account or Payment Intangible of the Borrower.

“Actual Knowledge”: when applied to the Borrower, the actual knowledge of a Responsible Person of the Borrower; “Actually Known” or other similar terms shall have correlative meanings.

“Administrative Agent”: as defined in the introductory paragraph of this Agreement.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 10.3.

“Aggregate Out-of-the-Money Forward Contract Amount”: as of any date and for the Borrower, and assuming that each of the Forward Contracts to which the Borrower is a party were terminated on that date, the sum, to be an amount not less than zero, of (a) the aggregate of (i) Marked-to-Market Values of each of those Forward Contracts under which the Borrower would owe an amount to the Forward Contract Counterparty as a result of the termination of that Forward Contract, less (ii) the amount of cash and Cash Equivalents and amounts available to be drawn under letters of credit held by or for the account of the Forward Contract Counterparty as margin or collateral under all of the Forward Contracts between the Borrower and the Forward Contract Counterparty, minus (b) the Marked-to-Market Values of each of those Forward Contracts under which the Borrower would be entitled to receive an amount from the Forward Contract Counterparty as a result of the termination of that Forward Contract.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time-to-time.

“Applicable Lending Office”: for each Lender and for each Type of Revolving Credit Loan, and/or participation in any Reimbursement Obligation, the lending office of such Lender designated on Schedule 1.0 hereto for such Type of Revolving Credit Loan and/or participation in any Reimbursement Obligation (or any other lending office from time-to-time notified to the Administrative Agent by such Lender) as the office at which its Revolving Credit Loans and/or participation in any Reimbursement Obligation of such Type are to be made and maintained.

“Applicable Margin”: on any date with respect to (x) Eurodollar Loans, a rate per annum equal to 1.50%, (y) Cost of Funds Loans, a rate per annum equal to 1.50% and (z) Base Rate Loans, a rate per annum equal to 0.00%.

“Application”: an application requesting an Issuing Lender to issue a Letter of Credit, such application in a form as the relevant Issuing Lender may reasonably specify from time-to-time consistent with applications requested by such Issuing Lender from other similarly-situated account parties.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate or Subsidiary of such investment advisor.

“Assignee”: as defined in Section 11.6(c).

“Assignment and Acceptance”: as defined in Section 11.6(c).

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940, as amended from time-to-time (31 U.S.C. §3727 et seq.) and any similar state or local laws, as the same now exist or may from time-to-time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations or interpretations related thereto.

“Availability Certification”: as defined in Section 6.2(e).

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Lender’s Commitment at such time over (ii) such Lender’s Extensions of Credit outstanding at such time.

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate or Subsidiary of such Lender.

“Base Rate”: (a) for any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (b) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of 12:01 a.m. (New York City time) on the day such change in the Prime Rate or the Federal Funds Effective Rate becomes effective, respectively.

“Base Rate Loans”: Revolving Credit Loans the rate of interest of which is based upon a Base Rate.

“Benefited Lender”: as defined in Section 11.7.

“BNP Paribas”: as defined in the introductory paragraph of this Agreement.

“Board”: the U.S. Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the introductory paragraph of this Agreement.

“Borrowing Base”: on any date, solely with respect to the assets of the Borrower:

(i) 100% of Eligible Cash and Cash Equivalents; plus

(ii) 90% of Eligible Tier 1 Accounts Receivable; plus

(iii) 85% of Eligible Unbilled Tier 1 Accounts Receivable; plus

(iv) 85% of Eligible Tier 2 Accounts Receivable; plus

(v) 85% of Eligible Net Liquidity in Brokerage Accounts; plus

(vi) 85% of Eligible Hedged Inventory; plus

(vii) 80% of Eligible Letters of Credit Issued for Commodities Not Yet Received; plus

(viii) 80% of Eligible Unbilled Tier 2 Accounts Receivable; plus

(ix) 80% of Eligible Exchange Receivables; plus

(x) 80% of Eligible Unhedged Inventory; plus

(xi) 60% of Eligible Net Unrealized Forward Gains in respect of Eligible Forward Contracts having a tenor of one year or less; plus

(xii) 50% of Eligible Net Unrealized Forward Gains in respect of Eligible Forward Contracts having a tenor of more than one year but less than or equal to two years; less

(xiii) 100% of the First Purchaser Lien Amount; less

(xiv) 100% of the Excise Taxes; less

(xv) 115% of the Swap Amounts due to Lenders; less

(xvi) 100% of the Overcollateralization Amount;

In no event shall any amounts described in categories (i) through (xvi) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition. In calculating the Borrowing Base, the following adjustments shall be made:

(A) In no event shall that portion of the Borrowing Base described in clauses (iv) and (viii) above exceed the lesser of (a) $20,000,000 and (b) 20% of the aggregate Borrowing Base then in effect;

(B) If the net Marked-to-Market Value on a contract with a term of greater than twenty-four months or longer is a loss, then such loss must be applied as an offset or setoff to the same counterparty on all contracts associated with such counterparty with a term of less than twenty-four months; provided that, to the extent the Marked-to-Market Value is still negative after such offset or setoff, such loss must be netted against Accounts Receivable of such counterparty included in the Borrowing Base of the Borrower;

(C) The value of the Borrowing Base at any time shall be the value of the Borrowing Base as of the applicable Borrowing Base Date; and

(D) The maximum amount of aggregate exposure of the Borrower under an Eligible Account Receivable (including Eligible Unbilled Account Receivable), Eligible Exchange Receivable or Forward Contract to any counterparty thereof shall not exceed the applicable amount approved under the exposure limit guidelines set forth in the Risk Management Policy.

“Borrowing Base Availability”: at any time, an amount equal to the lesser of (A) the Borrowing Base at such time minus the Total Extensions of Credit at such time and (B) the Total Commitment minus the Total Extensions of Credit at such time.

“Borrowing Base Date”: with respect to the Borrower at any time, the most recent date on which the Administrative Agent has received either (i) a Borrowing Base Report delivered by the Borrower pursuant to Section 7.2(b), or (ii) an Availability Certification delivered by the Borrower pursuant to Section 6.2(e).

“Borrowing Base Report”: a report certified by a Responsible Person of the Borrower, substantially in the form of Exhibit F, with appropriate insertions and schedules, showing the Borrowing Base of the Borrower, as of the date set forth therein and the basis on which it was calculated, together with the following supporting information:

(i) for Eligible Cash and Cash Equivalents and Eligible Net Liquidity in Brokerage Accounts, copies of summary account statements, to the extent available, issued by the bank, brokerage and futures accounts where such assets are held, as of the applicable Borrowing Base Date;

(ii) a schedule of each Eligible Tier 1 Accounts Receivable, Eligible Tier 2 Accounts Receivable, Eligible Unbilled Tier 1 Accounts Receivable and Eligible Unbilled Tier 2 Accounts Receivable, listing the amount, the counterparty, the time outstanding, if applicable, the contra account balance thereof and, if applicable, the marked-to-market net-off calculation, all margin monies received and/or paid and the details of any related letters of credit;

(iii) for Eligible Net Liquidity in Brokerage Accounts, statements of each commodities futures account, which such statements shall account for any (x) discounted face value of any U.S. Treasury Securities held in such account that are zero coupon securities issued by the United States of America and (y) any unearned interest on such U.S. Treasury Securities;

(iv) for Eligible Hedged Inventory and Eligible Unhedged Inventory, a schedule of (A) inventory locations and (B) Market Value and inventory volumes by location and type of Eligible Product, net of exchange payable offset, as well as a balancing reconciliation and copies of all documents, agreements, and receipts underlying the information delivered pursuant to this clause (iv), and a listing of all new inventory storage locations where Eligible Inventory has been located since the date of the most recent Borrowing Base Report;

(v) a schedule of Eligible Exchange Receivables, which shall present the net amount of Eligible Exchange Receivables for each counterparty, together with the contra account balance thereof;

(vi) for Eligible Letters of Credit Issued for Commodities Not Yet Received, (i) a calculation supporting the excess of the value of physical volume delivered versus the aggregate letter of credit issuance amount and (ii) a schedule listing each Letter of Credit giving rise to Eligible Letters of Credit Issued for Commodities Not Yet Received, together with the name of the applicant, the expiration date of the related letter of credit and the face value thereof (or, if applicable, the maximum value of such Letter of Credit after giving effect to any tolerance included therein, and the amount of such tolerance);

(vii) for Eligible Net Unrealized Forward Gains, a schedule of each Forward Contract included in the calculation thereof for each Forward Contract Counterparty, together with the Marked-to-Market value thereof with respect to such period;

(viii) a schedule of the First Purchaser Lien Amount, setting forth the holder of each First Purchaser Lien and the aggregate First Purchaser Lien Amount of such holder;

(ix) a schedule showing the Excise Tax liability report for the Borrower;

(x) a schedule of each Commodity OTC Agreement listed by counterparty, together with the Marked-to-Market Value of such Commodity OTC Agreements;

(xi) a schedule of each Financial OTC Agreement listed by counterparty, together with the Marked-to-Market Value of each Financial OTC Agreement;

(xii) for the Overcollateralization Amounts, a schedule listing by counterparty of the amount and type of cash collateral posted by such counterparty, and the application of such cash collateral to Accounts Receivables and Exchange Receivables of the Borrower; and

(xiii) a summary report showing the total amount outstanding under each type of Extension of Credit.

“Borrowing Date”: any Business Day specified (i) in a notice pursuant to Section 2.3 as a date on which a Revolving Credit Loan (including a Daily Overdraft Loan) requested by the Borrower is to be made or (ii) in a Letter of Credit Request pursuant to Section 3.1 as a date on which a Letter of Credit requested by the Borrower is to be issued or renewed.

“Borrowing Notice”: as defined in Section 2.3(a).

“Business”: as defined in Section 5.22(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by Law to close; provided that, with respect to all notices and determinations in connection with, and payments of principal and interest on Eurodollar Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in United States Dollars in the London interbank market.

“Capital Expenditures”: for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: with respect to any Letter of Credit, the issuance of a clean letter of credit in form and substance satisfactory to the Administrative Agent by an internationally recognized bank satisfactory to the Administrative Agent or cash denominated in United States Dollars that has been transferred to the Collateral Trustee for the ratable benefit of the Lenders to secure repayment of such Letters of Credit.

“Cash Collateralize”: to pledge and deposit with or deliver to the Collateral Trustee, for the benefit of the Administrative Agent, the Issuing Lenders, the Lenders and Crest, Cash Collateral as collateral for the Obligations and the Crest Obligations pursuant to documentation substantially in the form of Exhibit J or such other substantially similar form reasonably satisfactory to the Collateral Trustee.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States or Canada, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of twelve (12) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short-term, liquid investment having ratings, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than twelve (12) months after the date of acquisition, (d) obligations of any U.S. state or Canadian province or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, (e) fully collateralized repurchase agreements with a term of not greater than seven (7) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above, and (f) investments in money market funds, mutual funds or other pooled investment vehicles a majority of whose assets of which are comprised of securities of the types described in clauses (a), (b), (c), (d) or (e) above or that is otherwise reasonably acceptable to the Administrative Agent.

“Change of Control”: the Parent shall cease to hold directly or indirectly 70% of the Borrower’s issued and outstanding capital stock or such lesser percentage as may be agreed by the Administrative Agent; provided that, such foregoing percentage may not be less than 51% without the prior written consent of the Required Lenders.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time-to-time.

“Collateral”: all property and interests in property of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Trust Agreement”: the collateral trust agreement dated as of the date hereof , substantially in the form of Exhibit G, between the Borrower and BNP Paribas, as collateral trustee.

“Collateral Trustee”: as defined in the Collateral Trust Agreement.

“Commitment”: at any date, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower pursuant to Section 2.1 and to participate in Daily Overdraft Loans and Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.0 under the caption “Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as such amount may be changed from time-to-time in accordance with the terms of this Agreement. The original aggregate amount of the Commitment is $100,000,000.

“Commitment Fee Rate”: for any day, a rate per annum equal to 0.375%.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitment (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Extensions of Credit at that time constitutes of the Total Extensions of Credit at such time).

“Commitment Period”: the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commodity Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Commodity Contract”: (a) a contract for the purchase, sale, transfer or exchange of any physical Eligible Products or (b) any Commodity OTC Agreement.

“Commodity OTC Agreement”: (i) any swaps, options, collars, caps, or floor transactions, in each case based on Eligible Products and (ii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender (or an affiliate of such Lender) for the purpose of making Revolving Credit Loans required to be made by such Lender or of funding such Lender’s participation in any unpaid Reimbursement Obligation and designated as its Conduit Lender by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Revolving Credit Loan or a participation in any unpaid Reimbursement Obligation under this Agreement if, for any reason, its Conduit Lender fails to fund any such Revolving Credit Loan or participation in any unpaid Reimbursement Obligation, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.11, 4.12, 4.13 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information”: as defined in Section 11.15(a).

“Consolidated Current Assets”: at any time, all assets of the Borrower and its Subsidiaries that, in accordance with GAAP, would be classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Current Liabilities”: at any time, all liabilities of the Borrower and its Subsidiaries that, in accordance with GAAP, would be classified as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries (excluding eleven-twelfths of the current portion of any intercompany Financing Leases); provided that, all Loans outstanding hereunder from time-to-time shall be deemed to be Consolidated Current Liabilities.

“Consolidated Total Liabilities”: at any time, all liabilities of the Borrower and its Subsidiaries that, in accordance with GAAP, would be included in determining total liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries, excluding intercompany Financing Leases and Subordinated Indebtedness.

“Continue”, “Continuation” and “Continued”: the continuation of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convert”, “Conversion” and “Converted”: a conversion of Base Rate Loans into Eurodollar Loans or Cost of Funds Loans, a conversion of Eurodollar Loans into Base Rate Loans or Cost of Funds Loans, or a conversion of Cost of Funds Loans into Eurodollar Loans or Base Rate Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Revolving Credit Loan from one Applicable Lending Office to another.

“Cost of Funds”: the rate quoted by the Administrative Agent in New York, New York to the Borrower at or about the time of the making of any Revolving Credit Loan as the cost of funds of the Administrative Agent (as determined by the Administrative Agent in the Administrative Agent’s sole discretion) for the interest period applicable to such Revolving Credit Loan.

“Cost of Funds Loan”: Revolving Credit Loans the rate of interest of which is based upon the Cost of Funds.

“Credit Utilization Summary”: as defined in Section 4.16.

“Crest”: Crest Investment Company, a Texas corporation.

“Crest Assumption Agreement”: the Assignment and Assumption of Assumed Liabilities dated as of February 23, 2003 among the Parent, Cheniere LNG, Inc., Freeport LNG Terminal LLC and Freeport LNG Development, L.P.

“Crest Cheniere Indemnity”: the Indemnification Agreement, dated as of May 9, 2005, executed by the Parent relating to the Crest Settlement Agreement.

“Crest Contribution Agreement”: the Contribution Agreement dated as of August 26, 2002, among the Parent, Cheniere LNG, Inc., Freeport LNG Investments, LLC, Freeport LNG-GP, Inc., Freeport LNG Terminal, LLC.

“Crest Obligations”: all obligations of the Borrower in favor of Crest under the Crest Settlement Agreement.

“Crest Permitted Lien”: the security interest granted by the Borrower to the Collateral Trustee for the benefit of Crest pursuant to the Crest Settlement Agreement to secure the Crest Obligations, subject to the terms of the Collateral Trust Agreement.

“Crest Remedy Instruction”: as defined in the Collateral Trust Agreement.

“Crest Settlement Agreement”: that certain Settlement and Purchase Agreement, dated as of June 14, 2001, among the Parent, CXY Corporation, Crest, Crest Energy, L.L.C. and Freeport LNG Terminal, LLC.

“Crest Settlement Documents”: (a) the Crest Settlement Agreement, (b) the Crest Assumption Agreement, (c) the Crest Cheniere Indemnity, (d) the Crest Contribution Agreement, and all

other agreements and documents heretofore or hereafter entered into by a Subsidiary of the Parent pursuant to Section 1.07 of the Crest Settlement Agreement.

“Daily Overdraft Commitment”: at any date, the obligation of the Daily Overdraft Lender to make Daily Overdraft Loans to the Borrower pursuant to Section 2.2 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Daily Overdraft Lender”: BNP Paribas.

“Daily Overdraft Loan”: as defined in Section 2.2.

“Daily Overdraft Participation Amount”: as defined in Section 2.4(b).

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Deposit Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Disclosing Party”: as defined in Section 11.15(b).

“Domestic”: with respect to a Person, that such Person is incorporated or otherwise organized or existing under the Laws of the United States or any political subdivision thereof.

“Eligible Account Receivable”: an Account Receivable as to which the following requirements have been fulfilled:

(a) such Account Receivable relates either to a Commodity Contract or to a Financial OTC Agreement that results in an Eligible Tier 1 Account Receivable or an Eligible Tier 2 Account Receivable;

(b) the Borrower has lawful and absolute title to such Account Receivable subject only to Permitted Borrowing Base Liens and the Crest Permitted Lien; provided that, the amount of the Eligible Account Receivable, if any, included in the Borrowing Base, shall be net of the aggregate amount subject to such Permitted Borrowing Base Lien (except Liens in favor of the Collateral Trustee under the Loan Documents, including the Crest Permitted Lien);

(c) such Account Receivable is a valid, legally enforceable obligation of the party who is obligated under such Account Receivable;

(d) the amount of such Account Receivable included as an Eligible Account Receivable shall have been reduced by any portion that is, or which the Borrower has a reasonable basis to believe may be, subject to any dispute, offset, counterclaim or other claim or defense on the part of the account debtor (including offset relating to the Aggregate Out-of-the-Money Forward Contract Amount, trade payables, accrued liabilities, net exchange payables and marked to market losses) or to any claim on the part of the account debtor denying payment liability under such Account Receivable; provided, however, that in the event that the amount that is subject to any such dispute, counterclaim or other claim or defense is secured with cash margin or Acceptable Investment Grade Credit Enhancement, such portion secured by the cash margin or Acceptable Investment Grade Credit Enhancement will not be excluded from eligibility so long as the Borrower determines it is has a reasonable likelihood of success in such dispute, counterclaim or other claim or defense;

(e) such Account Receivable is not evidenced by any chattel paper, promissory note or other instrument unless such chattel paper, promissory note or other instrument is subject to a Perfected First Lien and delivered to the Collateral Trustee;

(f) such Account Receivable is subject to a Perfected First Lien, and such Account Receivable is not subject to any Liens other than Perfected First Liens, Permitted Borrowing Base Liens or the Crest Permitted Lien;

(g) such Account Receivable has been invoiced (if the issuance of such an invoice is a condition precedent to the Account Debtor’s obligation to pay) or payment of the Account Receivable is otherwise due and payable; provided that, such Account Receivable shall qualify as an Eligible Account Receivable only (i) if such Account Receivable arises from the sale of Eligible Products under a physical Commodity Contract, not more than ten (10) Business Days have elapsed after the due date specified in the original invoice; (ii) if such Account Receivable arises from a Financial OTC Agreement, not more than ten (10) Business Day have elapsed after the date on which the payment of the Account Receivable is required to be paid under the terms of such Financial OTC Agreement; and (iii) for any other Account Receivable not covered by clauses (i) and (ii), not more than thirty (30) days have elapsed after the due date specified in the original invoice; provided further, that, an Account Receivable for which the issuance of an invoice is a condition precedent to the Account Debtor’s obligation to pay, but for which an invoice was not issued on or before the date as of which the Borrowing Base Report is prepared, shall be an Eligible Account Receivable if the Borrower provides evidence reasonably satisfactory to the Administrative Agent that such invoice has been issued before such Borrowing Base Date;

(h) such Account Receivable complies with all applicable laws and regulations to which the Borrower is subject;

(i) such Account Receivable is reduced by any prepayment or cash margin deposit;

(j) if the Account Debtor of such Account Receivable is a debtor under Chapter 11 of the United States Bankruptcy Code (a “Chapter 11 Debtor”), such Account Receivable arose after the commencement of the bankruptcy case (the “Petition Date”) of such account debtor;

(k) at the time of the sale giving rise to such Account Receivable, the Account Debtor is not in contractual default on any other obligations to the Borrower (other than any amounts subject to a good faith dispute under the applicable contract and any Account Debtor that is a Chapter 11 Debtor solely with respect to contractual defaults that occurred prior to the Petition Date of such Account Debtor), and the Borrower has no other reason to anticipate that any such prior Indebtedness or newly arising Indebtedness of such Account Debtor will not be paid when due;

(l) the Account Debtor of such Account Receivable shall not be a Governmental Authority unless all actions required under the United States Assignment of Claims Act or any other applicable Assignment of Claims Act, if any, applicable to such Account Receivable and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, under the Security Documents;

(m) if the Account Debtor of such Account Receivable is an Affiliate of the Borrower or is incorporated in, or primarily conducting business in, any jurisdiction outside of the United States, such Account Debtor is approved by the Administrative Agent in its sole discretion; and

(n) such Account Receivable is not otherwise determined by the Administrative Agent, in its reasonable judgment, to be ineligible.

“Eligible Borrowing Base Assets”: all assets that qualify for inclusion in the Borrowing Base.

“Eligible Broker”: as defined in the definition of “Eligible Net Liquidity in Brokerage Accounts” in this Section 1.1.

“Eligible Cash and Cash Equivalents”: currency consisting of United States Dollars or Cash Equivalents, in each case, which (i) have been deposited with the Administrative Agent or in a Deposit Account or Securities Account maintained with a financial institution reasonably satisfactory to the Administrative Agent, and in each case subject to an Account Control Agreement among the Borrower, the Administrative Agent and the financial institution maintaining such Deposit Account and/or Securities Account, (ii) is subject to a Perfected First Lien (subject to the Crest Permitted Lien) and (iii) is subject to no other Liens other than liens in favor of such financial institution to secure ordinary fees and expenses relating to such Deposit Account or Security Account and debits to such Deposit Account or Security Account for returned checks which have been previously credited to such Deposit Account or Security Account and as to which the proceeds have been paid to the Administrative Agent.

“Eligible Exchange Receivable”: all enforceable rights of the Borrower to receive Eligible Products in exchange for the sale or trade of Eligible Products previously delivered or to be delivered to the exchange debtor by the Borrower which (a) are evidenced by a written agreement enforceable against the exchange debtor thereof, (b) are current pursuant to the terms of the original written agreement or original invoice, (c) are subject to a Perfected First Lien and not subject to any other Lien other than Permitted Borrowing Base Liens and the Crest Permitted Lien, (d) are not subject to any dispute between the exchange debtor or any other party and the Borrower, or if subject to any dispute, excluding any portion that is or may be subject to any dispute, offset, counterclaim or other claim or defense on the part of the exchange debtor (including forward offset relating to such dispute or counterclaim, trade payables, accrued liabilities, net exchange payables, and marked-to-market losses) or to any claim on the part of the exchange debtor denying payment under such agreement; provided, however, that in the event that the amount that is subject to any such dispute, counterclaim or other claim or defense is secured by Acceptable Investment Grade Credit Enhancement, such amount secured by such Acceptable Investment Grade Credit Enhancement shall not be subject to such exclusion so long as the Borrower determines it has a reasonable likelihood of success in such dispute, counterclaim or other claim or defense, (e) are valued at an independent valuation reasonably acceptable to the Administrative Agent and the Borrower and (f) are contracts by exchanges created in accordance with the Risk Management Policy with an Eligible Tier 1 or Eligible Tier 2 Counterparty.

“Eligible Forward Contract”: a Forward Contract of the Borrower with a Tier 1 Counterparty or a Tier 2 Counterparty which (a) conforms to the Risk Management Policy, (b) is evidenced by a written agreement or a trade confirmation enforceable against the Tier 1 Counterparty or Tier 2 Counterparty thereto, (c) is subject to a Perfected First Lien, subject only to Permitted Borrowing Base Liens and the Crest Permitted Lien, (d) has not been terminated and is not subject to termination by reason of a default or any other termination event thereunder and (e) the Forward Contract Counterparty thereto is not a Governmental Authority unless all actions required under the United States Assignment of Claims Act or any other applicable Assignment of Claims Act, if any, applicable to such Forward

Contract and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Collateral Trustee, for the ratable benefit of the Administrative Agent and the Lenders, under the Security Documents.

“Eligible Hedged Inventory”: the Market Value of Eligible Inventory which has been Hedged.

“Eligible Inventory”: as of any date, all inventory of the Borrower consisting of Eligible Products valued at the then current Market Value, and in all instances as to which the following requirements have been fulfilled:

(a) the inventory is owned by the Borrower free and clear of all Liens other than Perfected First Liens, Permitted Borrowing Base Liens or the Crest Permitted Lien and is reduced by the Market Value of any net volumetric balance owed by the Borrower to a counterparty with whom the Borrower holds title to the inventory;

(b) the inventory has not been identified for deliveries with the result that a buyer may have rights to the inventory that could be superior to the Perfected First Liens, nor shall such inventory have become subject of a customer’s ownership or lien;

(c) the inventory is in storage on the property of the Borrower, is in transit under the control and ownership of the Borrower or is in a pipeline or in the hands of a third party carrier or is in a storage facility that has been notified of, and has been requested to acknowledge, the Perfected First Liens therein or its substantial equivalent under applicable law substantially in the form of Annex 2 to the Security Agreement;

(d) the inventory is subject to a Perfected First Lien, subject to Permitted Borrowing Base Liens and the Crest Permitted Lien; and

(e) the inventory has not otherwise been determined, in the sole discretion of the Administrative Agent, to be ineligible.

“Eligible Letters of Credit Issued for Commodities Not Yet Received”: the aggregate maximum amount of Letters of Credit related to the physical purchase of Eligible Products minus any amounts drawn under such Letters of Credit minus any other liabilities then existing which may be satisfied by such Letters of Credit for the purchase of the Eligible Products for which title has passed to the Borrower as of the Borrowing Base Date.

“Eligible Net Liquidity in Brokerage Accounts”: on any date, the amount of “net liquidating value” in any commodities futures account of the Borrower maintained with a reputable broker reasonably acceptable to the Administrative Agent (the “Eligible Broker”), to the extent not included in Eligible Net Unrealized Forward Gains, which is subject to (i) a Perfected First Lien, subject only to Permitted Borrowing Base Liens, the Crest Permitted Lien and any customary lien of such Eligible Broker in connection with any indebtedness of the Borrower to such Eligible Broker solely with respect to such account (including, but not limited to, any right of the Eligible Broker to close out open positions of the Borrower without prior demand for additional margin and without prior notice) (such amounts in a commodities futures account subject to the liens and close-out rights set forth in this clause (i), the “Brokerage Account Deducts”), and (ii) an Account Control Agreement among the Collateral Trustee, the Borrower and the Eligible Broker with which such account is maintained. Eligible Net Liquidity in Brokerage Accounts shall include any discounted face value of any U.S. Treasury Securities held in such account that are zero coupon securities issued by the United States of America minus any unearned interest on such U.S. Treasury Securities; provided that, the maturity date thereof is within six months of the relevant Borrowing Base Date; provided further that, the Eligible Net Liquidity in Brokerage Accounts as calculated pursuant to this definition shall not include any Brokerage Account Deducts.

“Eligible Net Unrealized Forward Gains”: at any time, the lesser of (but never less than $0):

(a) the Aggregate Eligible In the Money Forward Contract Amount at such time minus the absolute value of the Aggregate Eligible Out of the Money Forward Contract Amount at such time, and

(b) the Aggregate Eligible In the Money Forward Contract Amount at such time minus the absolute value of the Aggregate Eligible Out of the Money Forward Contract Amount at such time, in each case, for obligations required to be settled by their terms during the twenty-four (24) month period commencing on such date.

For purposes of this definition:

(a) the term “Aggregate Eligible In the Money Forward Contracts Amount” means the aggregate Marked-to-Market Value of all Eligible Forward Contracts of the Borrower with a positive value, net of (i) margin consisting of cash and Cash Equivalents held by the Borrower from any Forward Contract Counterparties thereof and (ii) any claim of offset or other counterclaim Actually Known to the Borrower to have been asserted in respect of those Eligible Forward Contracts by any Forward Contract Counterparties of such Eligible Forward Contracts, which are reasonably expected to be deducted from payment; and

(b) the term “Aggregate Eligible Out of the Money Forward Contracts Amount” means the aggregate Marked-to-Market Value of all Eligible Forward Contracts of the Borrower with a negative value, net of margin for those Eligible Forward Contracts consisting of cash and Cash Equivalents posted by the Borrower with any Forward Contract Counterparties thereof.

“Eligible Products”: natural gas or, with the consent of the Required Lenders, any other energy commodities that are of the type which are purchased, sold or otherwise traded in physical, futures, forward or over-the-counter markets.

“Eligible Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable from a Tier 1 Counterparty.

“Eligible Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable from a Tier 2 Counterparty.

“Eligible Unbilled Account Receivable”: each Account Receivable of the Borrower which would be an Eligible Account Receivable but for the fact that such Account Receivable has not actually been invoiced prior to the time of the next required delivery of the Borrowing Base Report pursuant to Section 7.2(b) or the next delivery of an Availability Certification pursuant to Section 6.2(e).

“Eligible Unbilled Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable from a Tier 1 Counterparty.

“Eligible Unbilled Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable from a Tier 2 Counterparty.

“Eligible Unhedged Inventory”: the Market Value of Eligible Inventory which has not been Hedged.

“Employee Benefit Plans”: any benefit plan or arrangements in respect of any employees or past employees operated by the Borrower or in which the Borrower participates and which provides benefits on retirement, ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment, including, without limitation, termination indemnity payments, life insurance arrangements and post retirement medical benefit.

“Environmental Laws”: any and all international, European Union, national, federal, state, provincial or local statutes, orders, regulations or other Law or subordinate legislation or common law or guidance notes or regulatory codes of practice, guidelines, circulars and equivalent controls having the force of law including judicial interpretation of any of the foregoing concerning the environment or health and safety (including without limitation regulating, relating to or imposing liability on standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on the Borrower in the relevant jurisdiction in which the Borrower has been or is operating (including by the export of its products or its waste to that jurisdiction).

“Environmental Permits”: any permit, license, consent, approval and other authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR 01 (or any successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Reuters Reference LIBOR 01 (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M. (New York City time), two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Loans”: Revolving Credit Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upwards to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9 for which any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Receivable”: any right to receive consideration that would be an Account but for the fact that the consideration to be received by the Borrower consists of the delivery of any Eligible Product.

“Excise Taxes”: any amounts which are due and owing to any Governmental Authority with respect to the sale of products (excluding franchise taxes, taxes on net income or capital).

“Excluded Subsidiary”: any Subsidiary of the Borrower which either (i) in the reasonable judgment of the Borrower, has assets of deminimus value and no independent operations or (ii) has been created by the Borrower or any of its Subsidiaries solely for the purpose of purchasing, transporting or marketing of products other than Eligible Products.

“Excluded Taxes”: in the case of the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof and branch profits taxes) by the jurisdiction under the laws of which such Lender is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

“Extensions of Credit”: at any date, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding plus (b) the amount of such Lender’s participation, to the extent of its Commitment Percentage of the L/C Obligations then outstanding.

“Federal Funds Effective Rate”: for any day, the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the fee letter dated as of September 14, 2007 between BNP Paribas and the Borrower.

“FERC”: the U.S. Federal Energy Regulatory Commission.

“FERC Contract Collateral”: as defined in the Security Agreement.

“Financial OTC Agreement”: any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including, without limitation, any derivative relating to interest rate or currency rate risk, in each case which is related to a transaction related to Eligible Products.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Purchaser Lien”: a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“First Purchaser Lien Amount”: in respect of any property of the Borrower subject to a First Purchaser Lien, the aggregate amount of the obligations giving rise to such First Purchaser Lien, less any portion of such obligations that are secured or supported by Acceptable Investment Grade Credit Enhancement.

“Fiscal Year”: the fiscal year of the Borrower, which consists of a twelve (12) month period ending on each December 31.

“Forward Contract”: a Commodity Contract with a delivery date more than two (2) days after the contract is entered into.

“Forward Contract Counterparty”: any counterparty to a Forward Contract of the Borrower.

“Futures Contracts”: contracts for making or taking delivery of Eligible Products that are traded on a market-recognized commodity exchange, which such contracts meet the specification and delivery requirements of Futures Contracts on such commodity exchange.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time-to-time.

“Governing Documents”: with respect to a (a) corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws, (b) partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement, (c) limited liability company, its certificate of formation and operating agreement and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Guaranteed Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or in connection with judgments that do not result in a Default or an Event of Default.

“Hedged”: in relation to Eligible Inventory, the purchase or sale price of which has been materially hedged as evidenced by a position report in form and substance reasonably similar to Exhibit K (a “Position Report”) or, if not in the Position Report, as otherwise reasonably acceptable to the Administrative Agent through one or a combination of Commodity Contracts or Futures Contracts entered into or held in accordance with the Risk Management Policy for the corresponding volume of physical Eligible Product held in Eligible Inventory; provided that, such Commodity Contracts or Futures Contracts and all amounts due or to become due to the Borrower under or in respect of such Commodity Contracts or Futures Contracts are subject to a Perfected First Lien.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 9(e) only, all obligations of such Person in respect of Commodity OTC Agreements and Financial OTC Agreements. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Commodity OTC Agreement or Financial OTC Agreement.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) with respect to any Base Rate Loan or Cost of Funds Loan, the last Business Day of each month, (b) with respect to any Eurodollar Loan having an Interest Period of two (2) months or less, the last day of such Interest Period and (c) with respect to any Loan (other than any Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: with respect to any Eurodollar Loan:

(i) initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1) or two (2) months thereafter, as selected by the Borrower of such Eurodollar Loan in its Notice of Borrowing or notice of Conversion (in the form of Annex II), as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one (1) or two (2) months thereafter, as selected by the Borrower by irrevocable notice (in the form of Annex II) to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that:

(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period with respect to any Revolving Credit Loan that would otherwise extend beyond the Revolving Credit Maturity Date of such Revolving Credit Loan, shall end on the Revolving Credit Maturity Date of such Revolving Credit Loan; and

(C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month.

“Investment”: any advance, loan, extension of credit or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.

“Investment Grade”: with respect to any Person, the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Issuing Lenders”: BNP Paribas, and each other Lender from time-to-time designated as a Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld), each in its capacity as issuer of any Letter of Credit.

“JPMorgan Securities Account”: the securities account no. 644077 held at JPMorgan Securities, Inc. in the name of the Borrower.

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Fee Payment Date”: the last Business Day of each month, or if any such day is not a Business Day, the next succeeding Business Day.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate undrawn amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

“L/C Participants”: with respect to any Letter of Credit, all of the Lenders other than the Issuing Lender thereof.

“Lenders”: each Lender that has a Commitment or that is the holder of Revolving Credit Loans, as identified on Schedule 1.0, including, without limitation, the Issuing Lenders and the Daily Overdraft Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Letter of Credit Request”: a request by the Borrower for a new Letter of Credit or an amendment to an existing Letter of Credit, in each case pursuant to Section 3.2 and in a form reasonably satisfactory to the applicable Issuing Lender and the Administrative Agent.

“Leverage Ratio”: at any time, the ratio (expressed as a decimal) of (a) Consolidated Total Liabilities as of such time to (b) Tangible Net Worth as of such time.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in order to perfect any of the foregoing; provided that, “Lien” shall refer to neither (x) any interest or title of a lessor under any leases or subleases entered into by the Borrower in the ordinary course of business nor (y) licenses, sub-licenses, leases or sub-leases granted to third parties in the ordinary course of business consistent with past practices.

“Loan Documents”: this Agreement, the Notes, the Applications, the Parent Indemnification Agreement and the Security Documents.

“Man Financial Control Agreement”: the securities account control agreement between the Borrower, the Administrative Agent and MF Global Inc. with respect to the account no. 6464456 held by the Borrower at MF Global Inc.

“Marked-to-Market Report”: a comprehensive marked-to-market report of the Borrower’s Eligible Product purchase and sale positions in a form reasonably acceptable to the Administrative Agent. Such report shall include all positions for all current and future time periods and cover all instruments that create either an obligation to purchase or sell Eligible Products or that generate price exposure. The instruments shall include, but not be limited to, contracts for spot and future deliveries of Eligible Products, exchanges, derivatives (including, but not limited to swaps and options) and Futures Contracts.

“Marked-to-Market Value”: with respect to any Commodity Contract of any Person on any date:

(a) in the case of a Commodity Contract for the purchase, sale, transfer or exchange of any physical Eligible Product, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Eligible Product pursuant to the terms thereof to (ii) the Market Value of such Eligible Product on such date, and

(b) in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the Market Value of the Eligible Product which is the subject of such other Commodity Contract;

provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Administrative Agent, which approval shall not be unreasonably withheld or, in appropriate circumstances, the Borrower’s own proprietary valuation models and any associated premium which remains unpaid, and (ii) in the case of amounts due under any Forward Contract with a delivery date more than one year from the date of determination, each such amount shall be discounted to present value in a commercially reasonable manner unless otherwise discounted as part of the calculation referred to above.

“Market Value”: with respect to an Eligible Product on any date, the price at which such Eligible Product could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, determined by using prices (a) on the New York Mercantile Exchange, the COMEX, the New York Board of Trade, the International Petroleum Exchange, the Intercontinental Commodities Exchange, the Chicago Board of Trade, the Chicago Mercantile Exchange or, if a price for any such Eligible Product (or delivery period or location) is not available on such exchanges, such other markets or exchanges recognized as such in the commodities trading industry, including over-the-counter markets and private quotations, or as published in an independent industry recognized source, in each case reasonably selected by the Borrower, (b) if such a price for any such Eligible Product is not available in any market or exchange described in clause (a) above, any other exchange or market reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent on such date or (c) if such a price for any such Eligible Product is not available in any market or exchange described in clauses (a) or (b) above, such other value determined pursuant to methodology reasonably selected by the Borrower and reasonably satisfactory to the Administrative Agent.

“Material Adverse Effect”: a material adverse effect on (a) the operations, business, assets, property, liabilities (actual or contingent), management or financial condition or prospects of (i) the Borrower or (ii) the Parent and its Subsidiaries taken as a whole or (b) the ability of the Borrower or the Parent to perform any of their respective obligations under this Agreement or any of the other Loan Documents to which it is a party on a timely basis, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any pollutant, contaminant, dangerous good, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law or Environmental Permit, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Minimum Working Capital Amount”: an amount equal to $40,000,000 as of the last day of any fiscal quarter of the Borrower.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Cash Proceeds”: with respect to the issuance or sale of any Capital Stock of the Borrower or as a capital contribution thereto, the aggregate amount of cash received from time-to-time by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom (a) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions that, in each case, are incurred in connection with such event and are actually paid to or earned by a Person that is not a Subsidiary or Affiliate of the Borrower or any of its Subsidiaries or Affiliates and (b) the amount of taxes payable by such Person in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority within eight and one-half months after the close of the calendar year in which such cash is received; provided that, if, at the time any of the taxes referred to in clause (b) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement.

“Net Working Capital”: as of the end of any fiscal quarter of the Borrower, Consolidated Current Assets plus, the positive difference between the Market Value of the inventory of the Borrower and its Subsidiaries over the stated value thereof on the consolidated balance sheet of the Borrower and its Subsidiaries at the end of such quarter minus, to the extent included in Consolidated Current Assets, all amounts due from Affiliates, minus Consolidated Current Liabilities.

“Netting Agreement”: an agreement between two Persons providing for the netting of payment obligations of each of those Persons and/or market exposures for the purpose of determining the amount of margin or collateral or payments due under various agreements between them, the terms and conditions specified therein, or other similar document having the same effect as such netting agreement (in each case entered into in the ordinary course of business).

“Non-Disclosing Party”: as defined in Section 11.15(b).

“Non-Excluded Taxes”: Taxes other than Excluded Taxes.

“Non-Exempt Lender”: as defined in Section 4.13(e).

“Notes”: the promissory notes of the Borrower evidencing the Revolving Credit Loans.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Revolving Credit Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Revolving Credit Loans and Reimbursement Obligations, and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents or any Letter of Credit, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Loan Documents) or otherwise.

“Other Taxes”: as defined in Section 4.13(b).

“Overcollateralization Amount”: with respect to any counterparty under a Commodity Contract of the Borrower, the amount by which the cash collateral deposited with the Borrower by such counterparty exceeds the amount of the obligations (under categories (ii)-(iv), (vi), (vii) and (ix)-(x) of the definition of “Borrowing Base”) such cash collateral was pledged to secure.

“Parent”: Cheniere Energy, Inc.

“Parent Indemnification Agreement”: the indemnification agreement substantially in the form of Exhibit L, dated as of the date hereof, made by the Parent in favor of the Collateral Trustee.

“Participant”: as defined in Section 11.6(b).

“Participation”: as defined in Section 11.6(b).

“Payment Intangible”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfected First Lien”: any perfected, first priority Lien or security interest (or its substantial equivalent under applicable Laws) granted by the Borrower pursuant to a Security Document in favor of the Collateral Trustee, for the ratable benefit of the Lenders and the Administrative Agent, subject to the Crest Permitted Lien to the extent provided in the Collateral Trust Agreement; provided that, in the case of inventory that is not located in the U.S. or contracts, Accounts Receivable or Payment Intangibles not governed by Laws of the United States of America or any state or political subdivision thereof, the validity and priority of such Lien shall be confirmed by an opinion of special local counsel, the form and substance of which shall be reasonably satisfactory to the Collateral Trustee.

“Performance Letter of Credit”: a standby Letter of Credit issued to support bonding and performance requirements relating to Eligible Products (other than the obligation to pay the price of inventory).

“Permitted Borrowing Base Liens”: Liens permitted by Section 8.3(a), (b), (g) and (h), including, without limitation, liens in favor of the third party from whom the Borrower chartered, rented or leased the property on which such Eligible Product is located.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Position Report”: as defined in the definition of “Hedged” in this Section 1.1.

“Prime Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time-to-time and, if requested, provided to the Borrower prior to the delivery of the relevant Borrowing Notice; provided that, the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Properties”: as defined in Section 5.22(a).

“Refunded Daily Overdraft Loan”: as defined in Section 2.4(a).

“Register”: as defined in Section 11.6(d).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time-to-time.

“Reimbursement Date”: as defined in Section 3.4(c).

“Reimbursement Obligations”: the obligation of the Borrower to reimburse any Issuing Lender, pursuant to Section 3.5(a) for Unreimbursed Amounts.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Representatives”: as defined in Section 11.15(a).

“Required Lenders”: at any time, Lenders the Commitments of which aggregate more than 50.00% of the Total Commitments.

“Requirement of Law”: as to any Person, any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Person”: the chief executive officer, president, chairman, senior vice-president, executive vice-president, vice-president of finance or treasurer of the Borrower; provided that, the Persons holding such positions include Persons responsible for the oversight of the trading or financial operations of the Borrower.

“Revolving Credit Loans”: as defined in Section 2.1, including any Daily Overdraft Loans made pursuant to Section 2.2 and any Refunded Daily Overdraft Loans made pursuant to Section 2.4.

“Revolving Credit Maturity Date”: the earliest to occur of (i) the stated maturity of such Revolving Credit Loan as set forth in the applicable Borrowing Notice (which may not, in any event, be later than two (2) months from the Borrowing Date of such Revolving Credit Loan unless otherwise agreed by the Administrative Agent in its sole discretion, (ii) the date on which the Revolving Credit Loans become due and payable pursuant to Section 9 or the Commitments terminate pursuant to Section 4.1 or (iii) the Termination Date.

“Risk Management Policy”: the risk management policy of the Parent which has been approved by the risk management committee designated by the Board of Directors of the Parent and which has been delivered in writing to the Administrative Agent on September 14, 2007.

“Sabine”: Sabine Pass LNG, L.P.

“Section 4.13 Certificate”: as defined in Section 4.13(e).

“Secured Parties”: the Lenders, the Issuing Lenders, the Collateral Trustee, the Administrative Agent, Crest and their respective successors, endorsees, transferees and assigns.

“Securities Account”: as defined in Section 8-501 of the New York Uniform Commercial Code.

“Security Agreement”: the security agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, made by the Borrower in favor of the Collateral Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents”: the Security Agreement, the Account Control Agreements, the Collateral Trust Agreement and all other documents hereafter delivered to the Collateral Trustee granting a Lien on any asset or assets of the Borrower to secure any of the Obligations of the Borrower.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”: Standard and Poor’s Ratings Group, or any successor to its rating agency business.

“Subordinated Indebtedness”: Indebtedness of the Borrower subordinated to the Obligations in all respects on term reasonably satisfactory to the Required Lenders.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Amounts due to Lenders”: any amounts due to the Lenders from the Borrower under swap contracts, which are based on the Administrative Agent’s reasonable calculation of the Marked-to-Market Value of the aggregate amounts of such contracts.

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in accordance with GAAP.

“Tangible Net Worth”: as of any date, (a) the shareholders’, members’ or partners’ equity as shown on the balance sheet of the Borrower as of such date (including investments in joint ventures) minus (b) to the extent included in the shareholders’, members’ or partners’ equity as shown on the balance sheet of the Borrower as of such date, all amounts due from Affiliates, minus (c) all goodwill and intangible assets of the Borrower, determined, in each of the clauses (a), (b) and (c) above, on a consolidated basis in accordance with GAAP.

“Taxes”: as defined in Section 4.13(a).

“Termination Date”: for each Revolving Credit Loan, September 12, 2008, or if such date is not a Business Day, the preceding Business Day.

“Tier 1 Counterparty”: in relation to an Eligible Account Receivable or Eligible Forward Contract, the counterparty thereto to the extent that (A) such counterparty is Investment Grade, (B) such counterparty’s obligations with respect thereto are supported by Acceptable Investment Grade Credit Enhancement or (C) such counterparty has been approved by the Administrative Agent in its sole discretion as a Tier 1 Counterparty and such approval has not been revoked by the Administrative Agent in its sole discretion.

“Tier 2 Counterparty”: in relation to an Eligible Account Receivable or Eligible Forward Contract, the counterparty thereto to the extent that (i) it is not a Tier 1 Counterparty and (ii) the credit exposure of the Borrower to such counterparty does not exceed $500,000.

“Total Extensions of Credit”: at any time, the aggregate outstanding principal and/or face amount of the Extensions of Credit of the Lenders then in effect.

“Total Commitment”: the aggregate amount of all Commitments of all Lenders.

“Trade Letter of Credit”: a commercial or standby Letter of Credit supporting the purchase of Eligible Inventory.

“Trading Business”: with respect to each Lender, the day-to-day activities of such Lender or a division or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of Eligible Products, and any related derivative transactions.

“Tranche”: Revolving Credit Loans, the then current Interest Periods which all begin on the same date and end on the same later date (whether or not such Revolving Credit Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 11.6(f).

“Type”: as to any Revolving Credit Loan, its nature as a Base Rate Loan, a Eurodollar Loan or a Cost of Funds Loan.

“UCP”: as defined in Section 3.1(e).

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“Unreimbursed Amount”: as defined in Section 3.5(a).

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and their Subsidiaries not defined in Section 1.1 and (subject to Section 1.2(c)) accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2. AMOUNT AND TERMS OF THE REVOLVING CREDIT LOANS AND COMMITMENTS

2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans under the Commitments (the “Revolving Credit Loans”) to the Borrower in an amount requested by the Borrower from time-to-time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Commitment Percentage of the Borrowing Base at such time; provided, that after giving effect to any borrowing of Revolving Credit Loans, (i) the Total Extensions of Credit shall not exceed the Borrowing Base at such time; (ii) the aggregate outstanding amount of Revolving Credit Loans shall not exceed $35,000,000; and (iii) the Total Extensions of Credit shall not exceed the Total Commitments. During the Commitment Period, the Borrower may borrow, prepay the Revolving Credit Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

(b) Revolving Credit Loans may from time-to-time be (i) Eurodollar Loans, (ii) Base Rate Loans, (iii) Cost of Funds Loans or (iv) a combination thereof, in each case, as the Borrower shall notify the Administrative Agent in accordance with Sections 2.3 and 4.3. No Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

(c) No Revolving Credit Loan shall mature later than the Termination Date.

2.2 Daily Overdraft Loans. Subject to the terms and conditions hereof, the Daily Overdraft Lender agrees to make a portion of the credit under the Commitments available to the Borrower by making daily overdraft loans (individually, a “Daily Overdraft Loan” and collectively, the “Daily Overdraft Loans”) to the Borrower from time-to-time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Daily Overdraft Commitment; provided that, no such Daily Overdraft Loan shall be made to the extent that, after giving effect thereto, (i) the Available Commitment of the Daily Overdraft Lender would be less than zero, (ii) the Total Extensions of Credit shall not exceed the Total Commitments and (iii) the Total Extensions of Credit shall not exceed the Borrowing Base at such time.

2.3 Procedure for Borrowing.

(a) The Borrower may borrow under the Commitments during the Commitment Period on any Business Day in an aggregate principal amount not exceeding the Borrowing Base Availability at such time. The Borrower shall give the Administrative Agent irrevocable notice in the form attached hereto as Annex I (the “Borrowing Notice”), specifying:

(i) the amount to be borrowed;

(ii) the requested Borrowing Date;

(iii) the requested Revolving Credit Maturity Date;

(iv) whether the borrowing is to be a Daily Overdraft Loan;

(v) whether the borrowing is to be a Eurodollar Loan, a Base Rate Loan, a Cost of Funds Loan, or a combination thereof;

(vi) the accounts or accounts into which the proceeds of such Revolving Credit Loan shall be deposited; and

(vii) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor;

provided that, such notice must be received by the Administrative Agent prior to 11:00 a.m. (New York City time), (a) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) on the same Business Day of the requested Borrowing Date, otherwise; provided further that, in the case of a Daily Overdraft Loan, the Borrower shall give the Daily Overdraft Lender and the Administrative Agent irrevocable notice, which notice must be received by the Daily Overdraft Lender and the Administrative Agent prior to 12:00 noon (New York City time) on the requested Borrowing Date, in the form of the Borrowing Notice.

(b) Each borrowing under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, Cost of Funds Loans and Daily Overdraft Loans, $500,000 or a whole multiple thereof (or, if the then Available Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c) Upon receipt of any notice from the Borrower pursuant to Section 2.3(a) (other than a notice in respect of a Daily Overdraft Loan) the Administrative Agent shall promptly notify each Lender thereof. Each Lender (other than the Daily Overdraft Lender in respect of a Daily Overdraft Loan) will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s office specified in Section 11.2 prior to 2:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Each such borrowing will then be made available on the Borrowing Date to the Borrower by the Administrative Agent by wire transfer to the account of the Borrower set forth on Schedule 2.3 in like funds as received by the Administrative Agent. Each Daily Overdraft Loan will be made available on the Borrowing Date to the Borrower by the Daily Overdraft Loan Lender by wire transfer to the account of the Borrower set forth on Schedule 2.3.

2.4 Refunded Daily Overdraft Loans.

(a) If the Administrative Agent shall not have received full repayment in cash of any Daily Overdraft Loan on or before 3:00 p.m. (New York City time) on the Borrowing Day of such Daily Overdraft Loan, the Daily Overdraft Lender may, not later than 4:00 p.m. (New York City time), on such day, request on behalf of the Borrower (which hereby irrevocably authorizes the Daily Overdraft Lender to act on its behalf), that each Lender, including the Daily Overdraft Lender, make a Revolving Credit Loan in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of the portion of such Daily Overdraft Loan (a “Refunded Daily Overdraft Loan”). In accordance with Section 2.4(d), unless any of the events described in Section 9(f) shall have occurred (in which event the procedures of clause (b) of this Section 2.4 shall apply), each Lender shall make the proceeds of its Refunded Daily Overdraft Loan available to the Daily Overdraft Lender for the account of the Daily Overdraft Lender at the Daily Overdraft Lender’s Applicable Lending Office for Base Rate Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Refunded Daily Overdraft Loans shall be immediately applied to repay the Daily Overdraft Loans.

(b) If prior to the making of any Refunded Daily Overdraft Loan pursuant to paragraph (a) of this Section 2.4 one of the events described in Section 9(f) shall have occurred, each Lender shall, on the date such Refunded Daily Overdraft Loan was to have been made, purchase an undivided participating interest in the Refunded Daily Overdraft Loan in an amount equal to its Commitment Percentage of such Refunded Daily Overdraft Loan (the “Daily Overdraft Participation

Amount”). Each Lender shall promptly transfer to the Daily Overdraft Lender, in immediately available funds, the amount of its Daily Overdraft Participation Amount and upon receipt thereof the Daily Overdraft Lender shall deliver to such Lender a Daily Overdraft Line Loan participation certificate, in a form specified by the Daily Overdraft Lender, dated the date of receipt of the Daily Overdraft Participation Amount and in such amount.

(c) Whenever, at any time after the Daily Overdraft Lender has received from any Lender such Lender’s Daily Overdraft Participation Amount, the Daily Overdraft Lender receives any payment on account thereof, the Daily Overdraft Lender shall distribute to such Lender its Daily Overdraft Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded, and in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Daily Overdraft Loans then due) in like funds as received; provided, however, that in the event that such payment received by the Daily Overdraft Lender is required to be returned, such Lender shall return to the Daily Overdraft Lender any portion thereof previously distributed by the Daily Overdraft Lender to it in like funds as such payment is required to be returned by the Daily Overdraft Lender.

(d) Each Lender’s obligation to make Refunded Daily Overdraft Loans referred to in Section 2.4(a) and to purchase participating interests pursuant to Section 2.4(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Daily Overdraft Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in Section 6, (iv) any adverse change in the condition (financial or otherwise) of the Borrower, (v) any breach of this Agreement by the Borrower or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fee. The Borrower agree to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to but not including the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

SECTION 3. LETTERS OF CREDIT

3.1 Letters of Credit.

(a) Subject to the terms and conditions hereof, each Issuing Lender severally agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower from time-to-time during the Commitment Period; provided, that after giving effect to any Letter of Credit requested by the Borrower, (i) the Total Extensions of Credit shall not exceed the Borrowing Base at such time, (ii) Section 3.1(b) and (c) shall not be contravened and (iii) the Total Extensions of Credit shall not exceed the Total Commitments.

(b) Each Trade Letter of Credit, shall, subject to Section 3.2, expire no later than the earlier of ninety (90) days after the date of issuance and the Termination Date; provided that, Trade Letters of Credit may be issued that expire no later than ninety (90) days after the Termination Date then in effect if such Letters of Credit are Cash Collateralized no later than twenty (20) days prior to the Termination Date in an amount equal to 105% of the undrawn face amount of each such Trade Letter of Credit; provided further that, Trade Letters of Credit may be issued that expire no later than 364 days after the Termination Date then in effect in an amount at any time outstanding that does not exceed, when combined with the aggregate amount of Performance Letters of Credit issued pursuant to Section 3.1(c), $50,000,000 (any Trade Letter of Credit issued pursuant to this proviso, a “Trade Sublimit Letter of Credit”).

(c) Each Performance Letter of Credit, shall, subject to Section 3.2, expire no later than the earlier of 364 days after the date of issuance and the Termination Date; provided that, Performance Letters of Credit may be issued that expire no later than 364 days after the Termination Date then in effect if such Letters of Credit are Cash Collateralized no later than twenty (20) days prior to the Termination Date in an amount equal to 105% of the undrawn face amount of each such 364 Letter of Credit; provided further that, the agreement by the Issuing Lenders in this Section 3.1(c) to issue Letters of Credit for the account of the Borrower shall be subject to the condition that the aggregate L/C Obligations in respect of Performance Letters of Credit issued for more than 90 days and less than or equal to 364 days shall not exceed at any time outstanding an amount, when combined with the aggregate outstanding amount of Trade Sublimit Letters of Credit, equal to $50,000,000.

(d) The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.4 shall survive the Termination Date with respect to Letters of Credit which have been Cash Collateralized pursuant to Section 3.1(b) until the earliest of (i) the expiration date for such Letters of Credit, (ii) the date the entire amount available under such Letters of Credit are drawn and such drawings are repaid, and (iii) the date that is either ninety (90) days or 364 days after the Termination Date, as applicable.

(e) Each Letter of Credit shall be subject to the International Standby Practices (“ISP98”) International Chamber of Commerce Publication No. 590 or Uniform Customs and Practice for Documentary Credits No. 600 (“UCP 600”), as applicable, and to the extent not inconsistent with ISP 98 or UCP 600, the Laws of the State of New York.

3.2 Procedure for Issuance of Letters of Credit. (a) The Borrower may from time-to-time request that any Issuing Lender issue or amend a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent an Application therefor, completed to the satisfaction of such Issuing Lender, a Letter of Credit Request, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. In the case of a request for an initial issuance of any Letter of Credit, such Letter of Credit Request shall specify, to the extent not included in the Application:

(i) the maximum amount of such Letter of Credit;

(ii) the requested date on which such Letter of Credit is to be issued;

(iii) the purpose and nature of the proposed Letter of Credit;

(iv) the name and address of the beneficiary of such Letter of Credit;

(v) the expiration or termination date of the Letter of Credit;

(vi) the documents to be presented by such beneficiary in the case of a drawing or demand for payment thereunder; and

(vii) the delivery instructions for such Letter of Credit.

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Administrative Agent and the Issuing Lender thereof:

(i) the Letter of Credit to be amended;

(ii) the requested date of the proposed amendment;

(iii) the nature of the proposed amendment; and

(iv) the delivery instructions for such amendment.

Any such Letter of Credit Request must be received by the applicable Issuing Lender and the Administrative Agent by no later than 11:00 a.m. (New York City time), one (1) Business Day prior to the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Issuing Lender and the Borrower; provided that, if such Letter of Credit Request is received by the applicable Issuing Lender after 11:00 a.m. (New York City time) one (1) Business Day prior to the date such Letter of Credit is to be issued or amended, such Issuing Lender may, in its sole discretion, issue such requested Letter of Credit on the requested day. Upon the issuance of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the applicable Lenders shall be entitled to assume that the Applications and certificates, documents and other papers and information reasonably requested by the relevant Issuing Lender in connection therewith were completed and delivered to the satisfaction of such Issuing Lender.

(b) Upon receipt of a Letter of Credit Request by an Issuing Lender, such Issuing Lender will confirm with the Administrative Agent (by telephone and in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by such Issuing Lender of confirmation from the Administrative Agent, that the requested Letter of Credit or amendment is permitted in accordance with the terms hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.

(c) If any Issuing Lender shall issue, extend or amend any Letter of Credit without obtaining prior consent of the Administrative Agent (as provided in subsection (b) above), such Letter of Credit (A) shall for all purposes be deemed to have been issued by such Issuing Lender solely for its own account and risk and (B) shall not be considered a Letter of Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment, extension or renewal, as the case may be, unless the Required Lenders expressly consent thereto; provided, however, that to be considered a Letter of Credit outstanding under this Agreement, the consent of all Lenders shall be required to the extent that any such issuance, amendment, extension or renewal is not then permitted hereunder by reason of the provisions of Sections 3.1(a) or 3.1(b).

(d) Notwithstanding anything herein to the contrary (including the provisions of this Section 3.2), an Issuing Lender is under no obligation to issue or provide any Letter of Credit unless consented to by such Issuing Lender and the Administrative Agent, if:

(i) Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing or amending such Letter of

Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance or amending of a Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (in the case of an amendment of a Letter of Credit, for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it; or

(ii) such Letter of Credit is not in form and substance reasonably acceptable to such Issuing Lender thereof or the issuance of such Letter of Credit shall violate any applicable policies of such Issuing Lender.

(e) Within one (1) Business Day after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. In the event that an Issuing Lender fails to satisfy the terms of this Section 3.2(e), such Issuing Lender shall not be credited for any portion of the applicable fees accrued on the applicable Letter of Credit pursuant to Section 3.3(a) during the period from the Business Day following the effectiveness of the Letter of Credit until the time such failure is remedied.

3.3 Fees, Commissions and Other Charges.

(a) Trade Letter of Credit Fee. The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants a letter of credit commission, with respect to each outstanding Trade Letter of Credit (other than a Trade Sublimit Letter of Credit), in an amount equal to a per annum fee of 1.375% times the amount of such Letter of Credit from time-to-time available to be drawn; provided that, such letter of credit commission shall not be in an amount less than $750, and, in each case, shall be payable to the L/C Participants and the Issuing Lender of such Letter of Credit to be shared ratably among them in accordance with their respective Commitment Percentages. Such commissions shall be payable in arrears on each L/C Fee Payment Date.

(b) Trade Sublimit Letter of Credit Fee. The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants a letter of credit commission, with respect to each outstanding Trade Sublimit Letter of Credit, in an amount equal to a per annum fee of 1.50% times the amount of such Letter of Credit from time-to-time available to be drawn; provided that, such letter of credit commission shall not be in an amount less than $750, and, in each case, shall be payable to the L/C Participants and the Issuing Lender of such Letter of Credit to be shared ratably among them in accordance with their respective Commitment Percentages. Such commissions shall be payable in arrears on each L/C Fee Payment Date.

(c) Performance Letter of Credit Fee. The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants a letter of credit commission, with respect to each outstanding Performance Letter of Credit, in an amount equal to a per annum fee of 1.50% times the amount of such Letter of Credit from time-to-time available to be drawn; provided that, such letter of credit commission shall not be in an amount less than $750, and, in each case, shall be payable to the L/C Participants and the Issuing Lender of such Letter of Credit to be shared ratably among them in accordance with their respective Commitment Percentages. Such commissions shall be payable in arrears on each L/C Fee Payment Date.

(d) Other Charges. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender of any Letter of Credit for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(e) Distribution of Fees. The Administrative Agent shall, within two (2) Business Days following its receipt thereof, distribute to the relevant Issuing Lenders and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.3, and shall promptly notify the Borrower of such distribution.

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest in such Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Commitment Percentage.

(b) Each L/C Participant’s obligation to accept and purchase for such L/C Participant’s own account and risk, an undivided interest in an Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Commitment Percentage shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against any Issuing Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement by the Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) If the Borrower fails to reimburse any Issuing Lender pursuant to Section 3.5(a) at the time and on the due date specified in such Section (the “Reimbursement Date”), such Issuing Lender shall so notify the Administrative Agent, which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount. Immediately upon receipt of such notice from such Issuing Lender, the Administrative Agent shall notify each L/C Participant of the Reimbursement Date, the Unreimbursed Amount, and the amount of such L/C Participant’s Commitment Percentage thereof.

(d) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Sections 3.4(a) and (c) in respect of any Unreimbursed Amount is paid to such Issuing Lender within one (1) Business Day after such L/C Participant receives a copy of the notice delivered by the relevant Issuing Lender to the Administrative Agent pursuant to Section 3.4(c) (provided that, if such notice is not received by such L/C Participant prior to 11:00 a.m. (New York City time), the amount required to be paid shall be due on the second Business Day following the receipt of such notice), such L/C Participant shall pay on that Business Day to such Issuing Lender from its Applicable Lending Office for the Letter of Credit for which reimbursement is being sought on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by such Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to this Section 3.4 is not in fact made available to the applicable Issuing Lender by such L/C Participant within such one (1) Business Day period, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(e) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with Section 3.4(c), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its Commitment Percentage thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligations of the Borrower.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, the Issuing Lender of such Letter of Credit shall promptly notify the Borrower and the Administrative Agent thereof. If the Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit prior to 11:00 a.m. (New York City time), on any Business Day, the Borrower shall reimburse such Issuing Lender on such Business Day for the Unreimbursed Amount of such Letter of Credit. If the Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit at or after 11:00 a.m. (New York City time), on any Business Day, the Borrower shall so reimburse such Issuing Lender on the Business Day immediately following the Business Day upon which such notice was received by the Borrower. Such reimbursement shall be made directly to such Issuing Lender in an amount equal to (i) the amount so paid and (ii) any taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender at its Applicable Lending Office in United States Dollars and in immediately available funds (such amount that has not been reimbursed by the Borrower being, the “Unreimbursed Amount”).

(b) Each drawing or payment under any Letter of Credit that is not timely reimbursed by the Borrower pursuant to Section 3.5(a) shall (unless an event of the type described in Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower for a borrowing pursuant to Section 2.3 of Base Rate Loans in the amount of the Unreimbursed Amount of such Letter of Credit. The Borrowing Date with respect to such borrowing shall be the date of such drawing or payment.

(c) Interest shall be payable on any and all Unreimbursed Amounts from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full (either in cash or pursuant to a Revolving Credit Loan) at the applicable rate which would be payable on any outstanding Revolving Credit Loans which were then overdue.

3.6 Obligations Absolute. (a) The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender, the Administrative Agent, any beneficiary of a Letter of Credit or any other Person.

(b) The Borrower agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents submitted to the Issuing Lender for payment under the Letter of Credit or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof, or (v) subject to subsection (c) below, any payment by the Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by any Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including arising in connection with any proceeding of the type described in Section 9(f).

(c) No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct.

(d) The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the New York Uniform Commercial Code shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Role of the Issuing Lenders. (a) The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of the Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In addition, each Lender and the Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender of such Letter of Credit shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approved of the Required Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.

(c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lenders shall be liable or responsible for any of the matters described in Section 3.6; provided, however, that anything in such Section or elsewhere herein to the contrary notwithstanding, the Borrower may have a claim against any Issuing Lender and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proved were caused by such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Application. To the extent that any material provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

4.1 Termination or Reduction of Commitments. The Borrower shall have the right, from time to time, upon not less than two (2) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time-to-time, to reduce the amount of the Commitments; provided, that no such termination or reduction of Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Cash Collateralization of the Letters of Credit made on or before the effective date thereof, the Total Extensions of Credit would exceed the Total Commitment then in effect. In each case, any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

4.2 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Eurodollar Loan determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) Each Cost of Funds Loan shall bear interest at a rate per annum equal to the Cost of Funds plus the Applicable Margin.

(d) Each Daily Overdraft Loan shall bear interest at a rate per annum equal to (i) the Prime Rate plus (ii) a rate per annum equal to the Applicable Margin then in effect with respect to the Eurodollar Loans.

(e) If all or a portion of (i) any principal of any Revolving Credit Loan (including any Cost of Funds Loans) or any Reimbursement Obligation, (ii) any interest payable thereon, or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue portion and any such overdue interest or other amount shall bear interest at a rate per annum equal to (A) the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.2 plus (B) 2% from the date of such non-payment until such overdue principal, interest or other amount is paid in full (after as well as before judgment).

(f) Interest shall be payable in arrears on each Interest Payment Date.

4.3 Conversion and Continuation Options.

(a) The Borrower may elect from time-to-time to Convert Eurodollar Loans to Base Rate Loans or Cost of Funds Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election (in the form of Annex II), such notice specifying the amount and the date such Conversion is to be made; provided that, any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time-to-time to Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (in the form of Annex II) prior to 11:00 a.m. (New York City time) at its New York office, three (3) Business Days before the date of such election. Any such notice of Conversion to Eurodollar Loans shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. The Borrower may elect from time-to-time to Convert Base Rate Loans to Cost of Funds Loans or Convert Cost of Funds Loans to Base Rate Loans by giving the Administrative Agent irrevocable notice of such election (in the form of Annex II) prior to 11:00 a.m. (New York City time) at its New York office, three (3) Business Days before the date of such election. Any such notice of Conversion shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans, Base Rate Loans or Cost of Funds Loans may be Converted as provided herein; provided that, (i) no Base Rate Loan or Cost of Funds Loan may be Converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have reasonably determined that such a Conversion is not appropriate, (ii) any such Conversion may only be made if, after giving effect thereto, Section 4.4 shall not have been contravened, and (iii) no Base Rate Loan or Costs of Funds Loan may be Converted into a Eurodollar Loan after the date that is one (1) month prior to the Termination Date.

(b) Any Eurodollar Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving the Administrative Agent irrevocable notice prior to 11:00 a.m. (New York City time), at its New York office, three (3) Business Days before the date such Eurodollar Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Credit Loans. If the Borrower fails to give timely notice requesting a Continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans Any automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.

(c) During the existence of an Event of Default, no Revolving Credit Loans may be requested as, Converted to or Continued as Eurodollar Loans if the Required Lenders have reasonably determined that such a request, Conversion or Continuation is not appropriate.

4.4 Minimum Amounts of Tranches; Maximum Number of Tranches. (a) All borrowings, Conversions and Continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) No more than fifteen (15) Tranches of Eurodollar Loans shall be outstanding at any one time.

4.5 Repayment of Revolving Credit Loans; Evidence of Debt.

(a) The Borrower unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Revolving Credit Loan of the Borrower owing to such Lender on the Revolving Credit Maturity Date applicable to such Revolving Credit Loan (or such earlier date on which the Revolving Credit Loans mature in accordance with this Agreement, become due and payable pursuant to Section 9 or the Commitments terminate pursuant to Section 4.1). The Borrower unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Reimbursement Obligation of the Borrower owing to such Lender on the Termination Date (or such earlier date on which the Revolving Credit Loans mature in accordance with this Agreement, become due and payable pursuant to Section 9 or the Commitments terminate pursuant to Section 4.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans (including any Cost of Funds Loans) and Reimbursement Obligations of the Borrower from time-to-time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.

(b) Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time-to-time, including the amounts of principal and interest payable and paid to such Lender from time-to-time under this Agreement.

(c) The Administrative Agent on behalf of the Borrower, shall maintain the Register required by Section 11.6(d), and shall include a subaccount therein for each Lender, in which it shall record, for each Revolving Credit Loan (i) the amount of such Revolving Credit Loan and a copy of any Note evidencing such Revolving Credit Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans and other Extensions of Credit made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A, with appropriate insertions as to date and principal amount (a “Note”).

4.6 Optional Prepayments. The Borrower may at any time and from time-to-time prepay the Revolving Credit Loans made to it, in whole or in part, without premium or penalty, upon notice (in the form of Annex III) delivered to the Administrative Agent at least three (3) Business Days prior to 11:00 a.m. (New York City time), on the proposed prepayment date in the case of Eurodollar Loans and at least one (1) Business Day prior thereto in the case of Base Rate Loans or Cost of Funds Loans, which notice shall specify (x) the date and amount of prepayment, (y) which Revolving Credit

Loans shall be prepaid and (z) whether the prepayment is of Eurodollar Loans, Base Rate Loans, Cost of Funds Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that, if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or the Borrower revokes any notice of prepayment previously delivered pursuant to this Section 4.6, the Borrower shall also pay any amounts owing pursuant to Section 4.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14. Partial prepayments pursuant to this Section shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

4.7 Mandatory Prepayments.

(a) Subject to Section 4.14, if on any Borrowing Base Date, the Total Extensions of Credit exceed the Borrowing Base, the Borrower shall prepay the Revolving Credit Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit in an amount so that, after giving effect to any such action, the Total Extensions of Credit do not exceed the Borrowing Base, no later than one (1) Business Day immediately following such Borrowing Base Date.

(b) Subject to Section 4.14, if on any date the Total Extensions of Credit exceed the Total Commitment, the Borrower shall prepay the Revolving Credit Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit in an amount so that, after giving effect to any such action, the Total Extensions of Credit do not exceed the Total Commitment, no later than one (1) Business Day immediately following such date. The amount of such prepayment and/or Cash Collateralization shall be applied to the Extensions of Credit.

(c) Any prepayment of Revolving Credit Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.10.

4.8 Computation of Interest and Fees.

(a) Interest on Eurodollar Loans and all fees shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Base Rate Loans and Cost of Funds Loans shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of each Eurodollar Rate for any Eurodollar Loans outstanding. Any change in the interest rate on a Revolving Credit Loan resulting from a change in the Base Rate or Cost of Funds shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent, pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.2(a).

4.9 Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Eurodollar Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the relevant Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Credit Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower, and the relevant Lenders as soon as practicable thereafter.

(b) If such notice is given with respect to the Eurodollar Rate applicable to Revolving Credit Loans, (w) any such Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (x) any Base Rate Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall continue as Base Rate Loans, (y) any Cost of Funds Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall continue as Cost of Funds Loans and (z) any outstanding Eurodollar Loans shall be Converted to Base Rate Loans on the first day of such Interest Period. Until such notice has been revoked by the Administrative Agent, no further Eurodollar Loans shall be made or Continued as such, nor shall the Borrower have the right to Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans.

(c) The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a) above if the Administrative Agent determines that the relevant circumstances have ceased to exist and (ii) any such notice pursuant to clause (b) above upon receipt of notice from the Required Lenders that the relevant circumstances described in such clause (b) have ceased to exist.

4.10 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitment shall be made pro rata according to the respective Commitment Percentages, as applicable, of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans and Reimbursement Obligations shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans and Reimbursement Obligations then held by the Lenders.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent, in the case of Revolving Credit Loans, for the account of the Lenders at the Administrative Agent’s office specified in Section 11.2 in immediately available funds. The Administrative Agent shall distribute such payments, in the case of Revolving Credit Loans, to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding

Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.10 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage, as the case may be, of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans.

4.11 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make, issue or provide or maintain Eurodollar Loans and/or Letters of Credit as contemplated by this Agreement, upon notice to the Borrower, (i) the agreement of such Lender hereunder to make Eurodollar Loans or issue Letters of Credit, Continue Eurodollar Loans as such, Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans shall forthwith be suspended until such Lender notifies the Borrower and the Administrative Agent that such condition no longer exists and (ii) such Lender’s Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall in the case of such Eurodollar Loans, be Converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Revolving Credit Loans or within such earlier period as required by Law.

4.12 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) does or shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, any Letter of Credit issued by it, or change the basis or rate of taxation of payments to such Lender in respect thereof;

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing or maintaining Eurodollar Loans or issuing, providing and maintaining Letters of Credit or holding an interest in any Issuing Lender’s obligations thereunder, or to reduce any amount receivable by the Lender in respect thereof, then, in any such case, the Borrower shall promptly, after receiving notice as specified in clause (c) of this Section 4.12, pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable plus any Taxes thereon.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time-to-time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.12, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 4.12 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.12 shall survive the termination of this Agreement and the payment of the Revolving Credit Loans, Reimbursement Obligations and all other amounts payable hereunder. No Lender shall be entitled to claim any additional amounts pursuant to Section 4.12 and (b) for circumstances which occurred more than 180 days prior to the date such Lender makes a request for payment hereunder.

(d) The Administrative Agent and each Lender or Transferee hereby agrees that, upon the occurrence of any circumstances entitling the Administrative Agent or such Lender or Transferee to additional amounts pursuant to this Section 4.12, the Administrative Agent or such Lender or Transferee shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of the Administrative Agent or such Lender or Transferee, be otherwise disadvantageous to the Administrative Agent or such Lender or Transferee in any respect.

4.13 Taxes.

(a) Any and all payments by the Borrower under or in respect of this Agreement or any other Loan Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to the Lender (including for purposes of this Section 4.13(a) and Section 4.12 any assignee, successor or participant), (i) Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.13(a)) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

(b) In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) The Borrower hereby agrees to indemnify each Lender for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.13 imposed on or paid by such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this Section 4.13(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Borrower under the indemnity set forth in this Section 4.13(c) shall be paid within ten (10) days from the date on which Lender makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower (or any Person making such payment on behalf of the Borrower) shall furnish to Lender for its own account a certified copy of the original official receipt evidencing payment thereof. For purposes of subsection (e) of this Section 4.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Borrower the following properly completed and duly executed documents:

(i) in the case of a Lender that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Lender that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit 4.13 (a “Section 4.13 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv) in the case of a Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 4.13 Certificate; or

(v) in the case of a Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 4.13 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Borrower, provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 4.13(e) with respect to its beneficial owner if such beneficial owner were the Lender; or

(vii) in the case of a Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 4.13 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were Lender.

If the forms referred to in clause (i) above in this Section 4.13(e) that are provided by a Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Excluded Taxes and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, Lender transferor was entitled to indemnification or additional amounts under this Section 4.13, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which Lender has failed to provide Borrower with the appropriate form, certificate or other document described in subsection (e) of this Section 4.13 (other than if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided and it is legally inadvisable or otherwise commercially disadvantageous for such Lender to deliver such form, certificate or other document), such Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 4.13 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as such Lender shall reasonably request, to assist such Lender in recovering such Non-Excluded Taxes.

(g) If the Administrative Agent or any Lender receives a tax refund that is solely attributable to any Non-Excluded Taxes as to which the Administrative Agent or Lender, as the case may be, has been indemnified under Section 4.13(c), it will pay to Borrower the amount that, in its sole discretion, is solely attributable to such Non-Excluded Taxes, net of all its out-of-pocket expenses, and without interest; provided that, (i) such Borrower, upon the request of the Administrative Agent or any Lender, as the case may be, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or any Lender is required to repay such refund to such Governmental Authority and (ii) in no event is the Administrative Agent or any Lender required to arrange its Tax affairs to claim any refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower the payment of which would place it in a less favorable net after-tax position than it would have been in if the additional amounts giving rise to such refund of Non-Excluded Taxes had never been paid.

(h) The agreements in this Section shall survive the termination of this Agreement or any other Loan Document and the payment of the Revolving Credit Loans, Reimbursement Obligations and all other amounts payable hereunder.

(i) Nothing contained in this Section 4.13 shall require any Lender (or any Transferee), the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

4.14 Indemnity. The Borrower agree to indemnify each Lender and to hold each Lender harmless from any actual loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, Conversion into or Continuation of Eurodollar Loans after the Borrower have given a notice requesting the same in accordance with the provisions of this Agreement or (b) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Loans, Reimbursement Obligations and all other amounts payable hereunder.

4.15 Lending Offices. Revolving Credit Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Revolving Credit Loans of such Type.

4.16 Credit Utilization Reporting. (a) Within five (5) Business Days after the end of each calendar month, each Issuing Lender shall deliver a report to the Administrative Agent, substantially in the form of Annex IV (a “Credit Utilization Summary”), setting forth, for each Letter of Credit issued or provided by such Issuing Lender, (i) the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis. Upon receiving notice from the Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Lender of a reduction or termination of such Letter of Credit, each Issuing Lender shall notify the Administrative Agent thereof.

(b) Within five (5) Business Days after receiving each Credit Utilization Summary from the Issuing Lenders, the Administrative Agent shall deliver to each Lender a Credit Utilization Summary of all issued and outstanding Letters of Credit and Revolving Credit Loans, setting forth (i) for each Letter of Credit, the information referred to in clauses (i) and (ii) of Section 4.16(a) and (ii), for each Type of Revolving Credit Loan, (A) the amount outstanding under such Revolving Credit Loans as of the last day of such calendar month and (ii) the amount of any payments of such Revolving Credit Loans during such month, in each case, on an aggregate and per Letter of Credit basis.

4.17 Replacement of Lenders. If any Lender requests compensation under Section 4.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.12 or payments required to be made pursuant to Section 4.134.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Credit Loans and provide other Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1 Financial Condition. (a) The (i) unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at December 31, 2006 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, copies of each which have heretofore been furnished to each Lender, in each case present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

(b) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at July 31, 2007 and the related unaudited consolidated statements of income and of cash flows for the five months ended on such date, certified by a Responsible Person, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the five months then ended (subject to normal year-end audit adjustments and the absence of footnotes). All financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved, subject to year-end audit adjustments and to the absence of footnotes.

(c) Except as set forth on Schedule 5.1(c) hereto, none of the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to in subsections (a) and (b) above, any material Guarantee Obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.

(d) During the period from July 31, 2007 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 2006, other than those sales, transfers, dispositions and acquisitions listed on Schedule 5.1(d).

5.2 No Change. Since December 31, 2006 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Existence; Compliance with Law. The Borrower (a) is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. The Borrower has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except for (a) the filing of UCC financing statements and equivalent filings for foreign jurisdictions and (b) the filings or other actions listed on Schedule 5.4 (and including, without limitation, such other authorizations, approvals, registrations, actions, notices, or filings as have already been obtained, made or taken and are in full force and effect), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including without limitation the FERC, to which the Borrower is subject is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party; provided that, approval by the FERC may be required for the transfer of direct or indirect ownership or control of FERC Contract Collateral; provided further, that, no approval of the FERC is required for the granting of the security interest in the FERC Contract Collateral to the Administrative Agent pursuant to the Security Documents. As of the Closing Date, the only contracts comprising FERC Contract Collateral of the Borrower and its Subsidiaries as to which further consent of the FERC may be required in connection with the exercise of remedies by the Administrative Agent or the Administrative Agent under the Loan Documents are contracts for the transportation of certain Eligible Products. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in each case to the extent applicable to or binding upon the Borrower or its Properties, (ii) will not violate a material Contractual Obligation of the Borrower, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Administrative Agent and Liens permitted by Section 8.3).

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Actual Knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents to which it is a party, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of the Loan Documents in which the litigation, investigation or proceeding is material and has a reasonable basis in fact, or (c) which could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. The Borrower is not in default under or with respect to any Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, the Borrower has good and defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9 Intellectual Property. The Borrower owns, is licensed to use or has a common law or contractual right to access and use, all material trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). Except as set forth on Schedule 5.9, no claim has been asserted nor is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower has or could reasonably be expected to have a Material Adverse Effect.

5.11 Taxes. (a) The Borrower has timely filed or caused to be filed all income, franchise and other material Tax returns required to be filed and has timely paid all income, franchise and other material Taxes due and payable by it or imposed with respect to any of its property and all other income, franchise and other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).

(b) There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable.

5.12 Federal Regulations. No part of the proceeds of any Extension of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time-to-time hereafter in effect, in violation of the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

5.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, and each Plan (including, to the Actual Knowledge of the Borrower, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the

PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Commonly Controlled Entity have had a complete or partial withdrawal from any Multiemployer Plan, and the Borrower would not become subject to any liability under ERISA if the Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the Actual Knowledge of the Borrower, no such Multiemployer Plan is in Reorganization, Insolvent or terminating or is reasonably expected to be in Reorganization, become Insolvent or be terminated. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of the Borrower does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits. Neither the Borrower nor any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject the Borrower to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect. There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.

5.14 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. As of the Closing Date, except with respect to the transportation of certain Eligible Products and the ownership and operation of facilities in connection with the transportation and storage of certain Eligible Products, none of the Borrower or any Person Controlling the Borrower is subject to the jurisdiction of the FERC or any rules and regulations promulgated thereby. The Borrower is not subject to regulation under any Federal, State or Provincial statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits their ability to incur Indebtedness.

5.15 Subsidiaries. Schedule 5.15 sets forth as of the Closing Date the name of each direct or indirect Subsidiary of the Borrower, their respective forms of organization, their respective jurisdictions of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to the Borrower, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders. As of the Closing Date, the Borrower has no Subsidiaries.

5.16 Security Documents. (a) The provisions of each Security Document are effective to create in favor of the Collateral Trustee for the ratable benefit of the Lenders, the Administrative Agent and Crest a legal, valid and enforceable Lien in all right, title and interest of the Borrower and any Subsidiary in the “Collateral” described therein, subject, in the case of the Lenders and the Administrative Agent, to the Crest Permitted Lien.

(b) When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and those Subsidiaries from time-to-time party thereto in the “Collateral” described therein, which can be perfected by such filing, subject to any Liens permitted by Section 8.3.

5.17 Accuracy and Completeness of Information. All factual information, reports and other papers and data with respect to the Borrower furnished, and all factual statements and representations made in writing, to the Administrative Agent or the Lenders by the Borrower or on behalf of the Borrower at its direction, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made in writing, complete and correct in all material respects, to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made. The projections and pro forma information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.18 Labor Relations. The Borrower is not engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the best knowledge of the Borrower and each of the Subsidiaries, threatened against the Borrower before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the Actual Knowledge of the Borrower, threatened against the Borrower, and (c) no union representation question existing with respect to the employees of the Borrower and no union organizing activities are taking place with respect to any thereof.

5.19 Insurance. As of the Closing Date, the Borrower has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 5.19, which insurance meets the requirements of Section 7.5 hereof as of the date hereof and the Closing Date.

5.20 Solvency. As of the Closing Date, and each other Borrowing Date, immediately after giving effect to Revolving Credit Loans and Letters of Credit to be made, issued or provided on such date, (i) the amount of the “present fair saleable value” of the assets of the Borrower and of the Parent and its Subsidiaries, taken as a whole, respectively, will exceed the amount of all “liabilities of the Borrower and of the Parent and its Subsidiaries, taken as a whole, respectively, contingent or otherwise”, such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Borrower and of the Parent and its Subsidiaries, taken as a whole, respectively, will be greater than the amount that will be required to pay the liabilities of the Borrower and of the Parent and its Subsidiaries, taken as a whole, respectively, on their respective debts as such debts become absolute and matured, (iii) neither the Borrower nor the Parent and its Subsidiaries, taken as a whole, respectively, will have an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) the Borrower and the Parent and its Subsidiaries, taken as a whole, respectively, will be able to pay their respective debts as they mature. For purposes of this Section 5.20, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.21 Use of Letters of Credit and Proceeds of Revolving Credit Loans. Letters of Credit and the proceeds of the Revolving Credit Loans shall be used by the Borrower for the purpose of (i) financing, securing or guaranteeing (x) the performance related to the purchase, sale, storage, transfer or exchange of Eligible Products and (y) Commodity Contracts and Financial OTC Agreements entered into by the Borrower, (ii) providing margin for Commodity Contracts and Financial OTC Agreements and (iii) funding the general working capital requirements of the Borrower.

5.22 Environmental Matters. Except as set forth on Schedule 5.22:

(a) To the best of the Borrower’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, the facilities and properties owned, leased or operated by the Borrower (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b) To the best of the Borrower’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations at the Properties are in compliance in all material respects, and have, for the lesser of the last five years or for the duration of their ownership, lease, or operation by the Borrower, been in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof. All Environmental Permits necessary in connection with the ownership and operation of the Borrower’s business have been obtained and are in full force and effect, except where any such non-compliance or failure to obtain and maintain in full force and effect (individually or in the aggregate) has not had and is not reasonably likely to result in a Material Adverse Effect.

(c) The Borrower has not received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d) To the best of the Borrower’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable

Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

5.23 Risk Management Policy. The Risk Management Policy has been duly adopted in accordance with the internal risk policy of the Parent, is in full force and effect with respect to the Borrower, and has been previously delivered to the Administrative Agent and certified by a Responsible Person of the Borrower as being a true and correct copy and in full force and effect, and has been delivered in writing to the Administrative Agent.

5.24 Crest Obligation. With respect to the Crest Obligation and the Crest Settlement Documents, (i) the Crest Obligation does not exceed an annual amount equal to $10,950,000; (ii) as of each date of determination, all amounts then due to Crest in respect of the Crest Obligation have been paid in full and Crest has not issued any Crest Notice of Default (as defined in the Collateral Trust Agreement) to the Parent or any of its Subsidiaries (including, without limitation, the Borrower); (iii) Freeport LNG has assumed the Crest Obligation pursuant to the Crest Assumption Agreement and the Crest Contribution Agreement, is not in default thereunder and has not failed to pay any amount due in respect of the Crest Obligation; (iv) the Parent has fully indemnified the Borrower against the Crest Obligation pursuant to the Crest Cheniere Indemnity and agreed to pay any Crest Obligation not paid by Freeport LNG; (v) such Crest Cheniere Indemnity is in full force and effect and Parent is not in breach thereunder; and (vi) all other Crest Settlement Documents are in full force and effect, have not been amended and neither the Parent nor any of its Subsidiaries has disclaimed any liability thereunder or threatened to do so.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Credit Extensions. The agreement of each Lender to make the initial Revolving Credit Loan requested to be made by it and the agreement of the Issuing Lenders to issue or provide the initial Letters of Credit is subject to the satisfaction, immediately prior to or concurrently with the making of such Revolving Credit Loan or the issuance or provision of such Letters of Credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower;

(ii) for the account of each Lender requesting the same no later than two (2) Business Days prior to the Closing Date, a Note of the Borrower conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;

(iii) the Collateral Trust Agreement, executed and delivered by a duly authorized officer of each party thereto;

(iv) the Security Agreement, executed and delivered by a duly authorized officer of the Borrower;

(v) each of the Account Control Agreements (other than the Man Financial Control Agreement), executed and delivered by a duly authorized officer of each party thereto; and

(vi) the Parent Indemnification Agreement, executed and delivered by a duly authorized officer of each party thereto.

(b) Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(c) Borrowing Base Report. The Administrative Agent shall have received a pro forma Borrowing Base Report showing the pro forma Borrowing Base as of August 31, 2007, with appropriate insertions and supporting schedules and dated the Closing Date, reasonably satisfactory in form and substance to the Administrative Agent, and executed by a Responsible Person of each of the Borrower.

(d) Proceedings of the Borrower. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of the Borrower by the Secretary or an Assistant Secretary of the Borrower, as of the Closing Date, which certification shall be included in the certificate delivered in respect of the Borrower pursuant to Section 6.1(b), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower, executing any Loan Document to which it is a party, which certificate shall be included in the certificate delivered in respect of the Borrower pursuant to Section 6.1(b), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(f) Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of the Borrower, certified as of the Closing Date as complete copies thereof by the Secretary or an Assistant Secretary of the Borrower, which certification shall be included in the certificate delivered in respect of the Borrower pursuant to Section 6.1(b) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(h) Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the Borrower either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4, and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

(i) Borrower’s Certificate. A certificate signed by a Responsible Person of the Borrower, stating on behalf of the Borrower that:

(i) The representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii) No Default or Event of Default exists; and

(iii) There has not occurred since December 31, 2006, an event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(j) [Reserved]

(k) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Andrews Kurth LLP, counsel to the Borrower, substantially in the form of Exhibit I. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require. The Borrower hereby requests Andrews Kurth LLP to deliver such opinion.

(l) Actions to Perfect Liens. All filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Collateral Trustee, desirable to perfect the Liens created by the Security Documents shall have been filed, registered or recorded or shall have been delivered to the Collateral Trustee in proper form for filing, registration or recordation.

(m) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Collateral Trustee, of the Uniform Commercial Code, judgment and tax Lien filings, and all customary searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the Borrower, and the results of such search shall be reasonably satisfactory to the Collateral Trustee

(n) Audit. The Administrative Agent and each Lender shall have received copies of an audit, in form and substance reasonably satisfactory, of all of the assets of the Borrower that comprise each asset category set forth in the definitions of “Borrowing Base” prepared by the Administrative Agent’s internal auditor.

(o) Insurance. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof shall have been satisfied.

(p) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements listed in Section 5.1.

(q) Risk Management Policy. The Administrative Agent and the Lenders shall have received a copy of the Risk Management Policy, which shall be in the form previously distributed to the Administrative Agent.

(r) Crest Settlement Documents. The Administrative Agent has been provided with copies of the Crest Settlement Documents and all amendments thereto together with a certificate of the Borrower dated the Closing Date certifying that: (i) such documents are true and correct copies of the same; (ii) there is no Crest Obligation then due and owing; (iii) no notice has been received by the Parent or the Borrower from Crest claiming any amount under the Crest Settlement Documents; (iv) there is no default by Parent or any of its Subsidiaries under any of the Crest Settlement Documents; and (v) neither the Parent nor any of its Subsidiaries party to the Crest Settlement Documents has disclaimed any liability that it has assumed thereunder or threatened to do so.

(s) Existing Indebtedness. All Indebtedness identified in Schedule 6.1(s) shall have been permanently terminated, and all Liens securing payment of any such Indebtedness have been released and the Administrative Agent shall have received all payoff and release letters, Uniform Commercial Code Form UCC 3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

(t) PATRIOT Act. The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

(u) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2 Conditions to Each Credit Extension. The agreement of each Lender to make any Revolving Credit Loan requested to be made by it on any date (including, without limitation, its initial Revolving Credit Loan) and the agreement of the Issuing Lenders to issue or provide any Letter of Credit (including, without limitation, the initial Letters of Credit) is subject to the satisfaction of the following conditions precedent:

(a) Notice of Borrowing. The Administrative Agent shall have received a Borrowing Notice or Letter of Credit Request pursuant to Section 2.3 or Section 3.2, as the case may be.

(b) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(d) Borrowing Base Report. The Administrative Agent shall have timely received a Borrowing Base Report for the most recent period for which such Borrowing Base Report is required to be delivered in accordance with Section 7.2(b).

(e) Borrowing Availability. The Total Extensions of Credit, after giving effect to such extension of credit requested to be made on such date, shall not exceed either of (w) the Total Commitment or (x) the Borrowing Base as of such date, and the Administrative Agent shall have received a certificate of a Responsible Person of the Borrower stating that the statements in this Section 6.2(e) are true and correct as of such date (such certificate, the “Availability Certification”).

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), the Borrower shall:

7.1 Financial Statements. Furnish to each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and, if applicable, the unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and cash flows for such year, prepared in accordance with GAAP, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 60 days after the end of each fiscal quarter of the Borrower (except for the fiscal quarter ending on December 31 of each fiscal year), the unaudited consolidated balance sheet of the Borrower and the unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and retained earnings and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP and setting forth, certified by a Responsible Person of the Borrower, as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes); and

(c) as soon as available, but in any event not later than 60 days after the end of each month, management prepared financial statements for such month, which shall include, without limitation, written discussion regarding any material late receivables and any other impairment in the value of the Borrower’s assets.

Such financial statements fairly present in all material respects the financial condition of the Borrower as of the dates thereof, and the results of operations and cash flows of the Borrower for the period ended on such date in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

7.2 Certificates; Other Information. Furnish to the Administrative Agent (for distribution to the Lenders through posting on Intralinks):

(a) concurrently with the delivery of the financial statements referred to in Sections 7.1(a), 7.1(b) and 7.1(c), a certificate of a Responsible Person of the Borrower (A) stating that to the best of such Person’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (B) showing in detail the calculations supporting such Person’s certification of the Borrower’s compliance with the requirements of Sections 8.1(a), (b) and (c);

(b) on a semi-monthly basis as of a date within three (3) Business Days after the date of such Borrowing Base Report, a Borrowing Base Report dated the 15th day of each such month and the final day of such month;

(c) on the second Business Day of each week, delivery of a copy of the Borrower’s trading book and trading position reports detailing trades conducted during the previous week, in form reasonably acceptable to the Administrative Agent, certified by the Borrower;

(d) on the second Business Day of each week, delivery of the Borrower’s Marked-to-Market Report, in form reasonably acceptable to the Administrative Agent, as of the preceding Friday, certified by the Borrower;

(e) if any such report described in clauses (b), (d) or (f) above is not reasonably satisfactory in form and substance to the Administrative Agent, the Borrower shall promptly deliver such supplemental information as the Administrative Agent may reasonably request;

(f) within five (5) Business Days thereof, written notice of any violation of the Risk Management Policy; and

(g) promptly, such additional financial and other information regarding the Borrower as any Lender may from time-to-time reasonably request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books.

7.4 Conduct of Business and Maintenance of Existence. (i) Continue to engage in business of the same general type as now conducted by it or as described in Section 8.10 and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.4 and (ii) comply, in all material respects, with all Contractual Obligations and Requirements of Law.

7.5 Maintenance of Property. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted).

7.6 Insurance. Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent on behalf of and for the benefit of the Secured Parties (other than Crest), as additional insured parties or loss payees, as applicable, (iii) include a breach of warranty clause, as applicable, and (iv) be reasonably satisfactory in all material respects to the Administrative Agent. The Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance during the month of January in each calendar year and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

7.7 Inspection of Property; Books and Records; Discussions. At the sole expense of the Borrower: (i) keep proper books of records and accounts in which complete and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of the Administrative Agent to (x) visit and inspect any of its properties, and examine and make abstracts from any of its books and records upon reasonable notice during normal business hours and as often as may reasonably be desired; provided that, unless an Event of Default shall have occurred and be continuing, only one such visit per year shall be permitted and (y) discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and with its independent certified public accountants to the extent consistent with the national policies of such independent certified public accountants, upon reasonable notice during normal business hours. Information obtained by the Administrative Agent pursuant to this Section 7.7 shall be shared with a Lender upon the request of such Lender.

7.8 Notices. Promptly give notice to the Administrative Agent (for delivery to the Lenders through posting on Intralinks) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower know or should have reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan in which the Borrower is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(e) any time at which the Total Extensions of Credit exceed the Borrowing Base;

(f) any amendment to the Crest Settlement Agreement that may affect the Borrower in an adverse manner in any material respect; or any failure by Freeport, Sabine or any other Person to pay an amount due in respect of the Crest Obligation; or any default or dispute in relation to the Crest Obligation; or any notice to the Borrower or the Parent by Crest claiming any amount as due but not paid; and

(g) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.8 shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.9 Environmental Laws.

(a) Comply with, and direct compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and direct all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.10 Periodic Audit of Borrowing Base Assets.

(a) Subject, in the case of any Account Receivable, to Section 7.10(b), permit the Administrative Agent or any other designee of the Administrative Agent to perform, or to have an independent inspector mutually reasonably acceptable to the Borrower and the Required Lenders perform, a periodic due diligence inspection, test and review of all of the assets of the Borrower that comprise each asset category set forth in the definitions of “Borrowing Base” on a mutually convenient Business Day once, but if necessary in the Administrative Agent’s reasonable discretion, twice during each twelve (12) month period following the Closing Date, the results of which shall be reasonably satisfactory to the Administrative Agent in all material respects and provided by the Administrative Agent to each Lender; provided however, the Administrative Agent or any other designee of the Administrative Agent shall be entitled to perform additional due diligence inspections, tests and reviews of such inventory and accounts receivable on Business Days at any time that the Administrative Agent or the Required Lenders deem necessary at any time during the occurrence and continuance of an Event of Default; provided further that the expense of all such due diligence inspections, tests and reviews shall be borne exclusively by the Borrower.

(b) The Administrative Agent shall have the right to make test verifications of any Accounts Receivable in any manner and through any medium that it reasonably considers advisable (other than by contacting an Account Debtor), and the Borrower shall furnish all such assistance and information as the Administrative Agent may require in connection therewith. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the Borrower, the Borrower shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable. If a Default or Event of Default has occurred and is continuing, the Administrative Agent may, in its own name or in the name of others, communicate with Account Debtors on the Accounts Receivable to verify with them to its satisfaction the existence, amount and terms of any Accounts Receivable.

7.11 Risk Management Policy. Keep the Risk Management Policy in full force and effect, adhere thereto in all material respects (which adherence shall include hedging the Borrower’s inventory price risk at an aggregate portfolio level with futures and forward sales, subject to open position limits established pursuant to the Risk Management Policy) and modify the Risk Management Policy in any material respect solely with the prior written consent of the Administrative Agent; provided that, the Parent and the Borrower may modify the Risk Management Policy without the prior written consent of the Administrative Agent so long as any such modification is within the parameters set forth on Schedule 7.11 and the Borrower notifies the Administrative Agent of such modification within five (5) Business Days thereof.

7.12 Collections of Accounts Receivable. Pursuant to and in accordance with Section 8(a) of the Security Agreement, (i) cause each Account Debtor of an Account Receivable to make all payments to the Borrower in respect of such Account Receivable to a “Controlled Account” (as such term is defined in the Security Agreement) maintained at JPMorgan Chase or another financial institution acceptable to the Administrative Agent, with “read only” electronic balance reporting provided to the Administrative Agent, (ii) with respect to any items sent directly to the Borrower by an Account Debtor, hold such items in trust for the Secured Parties and promptly deposit such items into such Controlled Account and (iii) otherwise comply with Section 3 of the Security Agreement.

7.13 Taxes. Timely file or cause to be filed all income, franchise and other material Tax returns required to be filed by the Borrower and shall timely pay all income, franchise and other material Taxes due and payable (other than any Taxes the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).

7.14 Additional Collateral. With respect to any Subsidiary created or acquired after the Closing Date by the Borrower (other than an Excluded Subsidiary), such Subsidiary shall, within twenty (20) days of the creation or acquisition of such Subsidiary:

(a) become party to the applicable Security Documents; and

(b) take such actions necessary or advisable to:

(i) grant in favor of the Collateral Trustee for the benefit of the Lenders, the Administrative Agent and Crest a legal, valid and enforceable Lien in all right, title and interest of such Subsidiary in the Collateral of such Subsidiary, and cause such Lien described in this Section 7.14(b) to be a Perfected First Lien on all right, title and interest of such Collateral which can be perfected by the filing of a Uniform Commercial Code financing statement, subject to the existence and priority of such Liens permitted pursuant under Section 8.3, including, without limitation, the Crest Permitted Lien;

(ii) cause any Collateral of such Subsidiary included in the Borrowing Base at any time to be subject to a Perfected First Lien at such time, subject to the existence and, in the case of such Liens which are Permitted Borrowing Base Liens and the Crest Permitted Lien, the priority of any Liens permitted under Section 8.3,

(iii) cause an Account Control Agreement for each Deposit Account, Securities Account and Commodity Account of such Subsidiary to be executed and delivered by such Subsidiary and the bank, broker or other Person maintaining such Deposit Account, Securities Account or Commodity Account, and

(iv) for Collateral of such Subsidiary located outside of the United States and included in the Borrowing Base and if otherwise reasonably requested by the Collateral Trustee, deliver to the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee.

7.15 Account Closure. Close the JPMorgan Securities Account within five (5) Business Days of the Closing Date.

7.16 Additional Items. (a) Pay to the Administrative Agent and the Lenders, within one Business Day of the Closing Date, the fees (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent) to be received hereunder and in the Fee Letter.

(b) Deliver to the Administrative Agent, within two Business Days of the Closing Date, the Man Financial Control Agreement, executed and delivered by a duly authorized officer of each party thereto.

7.17 Cumulative Losses. Close out, if the aggregate losses associated with trading positions (including all mark-to-market losses), realized and unrealized, physical and financial, incurred by the Borrower since July 31, 2007 are in excess of $20,000,000, all positions having a loss equal to or greater than an amount equal to 5.0% of such aggregate losses incurred by the Borrower; provided, however, the Borrower shall have no obligation to close out any such positions if it receives a cash equity contribution or incurs Subordinated Indebtedness in an aggregate amount equal to or greater than the excess of such aggregate losses over $20,000,000.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), the Borrower shall not, directly or indirectly:

8.1 Financial Condition Covenants.

(a) Minimum Working Capital. Permit, as of the last day of any calendar month, the Net Working Capital to be less than the Minimum Working Capital Amount.

(b) Minimum Tangible Net Worth. Permit, as of the last day of any calendar month, Tangible Net Worth to be less than an amount equal to $40,000,000.

(c) Leverage Ratio. Permit the Leverage Ratio, as of the last day of any calendar month, to exceed 7.5:1.0.

8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any preferred stock to be issued or outstanding, except:

(a) Indebtedness of the Borrower under this Agreement (including, without limitation, any obligations in connection with Letters of Credit issued for the sole account of an Issuing Lender pursuant to Section 3.2(c));

(b) Indebtedness outstanding on the date hereof and set forth on Schedule 8.2(b); provided that, following the Closing Date, no additional loans shall be borrowed, and no additional letters of credit shall be issued, under such Indebtedness;

(c) unsecured Indebtedness; provided that, the Borrower shall notify the Administrative Agent of the incurrence of any such unsecured Indebtedness within five (5) Business Days of such incurrence;

(d) Subordinated Indebtedness;

(e) Indebtedness which does not purport to be secured by, or have any recourse to, the Collateral or any proceeds thereof; and

(f) the Crest Obligations.

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies not yet due or payable which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Permitted Borrowing Base Liens;

(f) Liens arising from precautionary UCC financing statements regarding operating leases;

(g) Liens created pursuant to the Security Documents, including, without limitation, the Crest Permitted Lien;

(h) Liens of a bank or other securities or commodities intermediary arising under the Uniform Commercial Code on the items in the course of collection or arising as a matter of law or under the Account Control Agreements encumbering deposits or other funds maintained with such financial institution or intermediary (including the right of set-off) and which are within the general parameters customary in such financial industry;

(i) Liens in existence on the date hereof securing cash collateral which is securing Indebtedness permitted by Section 8.2(b); and

(j) First Purchaser Liens.

8.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets of the Borrower, except for the following, in each case so long as, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a) the merger, consolidation, amalgamation or liquidation of any Subsidiary into the Borrower in a transaction in which the Borrower is the surviving or resulting entity;

(b) the merger, consolidation, amalgamation or liquidation of any Subsidiary into or with a Subsidiary or the merger, consolidation, amalgamation or liquidation of any Person into a Subsidiary or pursuant to which such Person will become a Subsidiary in a transaction in which the resulting or surviving entity is a Subsidiary; and

(c) the conveyance, sale, lease, assignment, transfer or disposal of all, or substantially all, of the property, business or assets of the Borrower to a Subsidiary.

8.5 Limitation on Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise) to any direct or indirect owner of the Capital Stock of the Borrower, whether in cash, property, securities or a combination thereof, with respect to any of the Borrower’s Capital Stock, or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of the Borrower’s Capital Stock or set aside any amount for any such purpose; provided that, such limitation shall not apply to:

(a) dividends payable solely in the Capital Stock of the Borrower;

(b) dividends paid by any Subsidiary of the Borrower to the Borrower; and

(c) dividends paid to the owner of any Capital Stock of the Borrower in an aggregate amount not to exceed the aggregate net income of the Borrower during such fiscal year, such dividends to be paid following the delivery of the financial statements required pursuant to Section 7.1(b) with respect to each fiscal quarter of the Borrower, starting with the fiscal quarter ending March 31, 2008; provided that, after giving effect to any such payment of dividends, the Borrower shall be in compliance with the terms of Section 8.1.

8.6 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, the aggregate amount of such Capital Expenditures not to exceed an amount equal to $5,000,000 during the term of this Agreement.

8.7 Limitation on Transactions with Affiliates. Engage in any transaction with any Affiliate or Subsidiary unless such transaction is (a) otherwise permitted under this Agreement, (b) a transaction in which the Borrower and such Affiliate or Subsidiary is currently engaged or (c) on terms no less favorable in all material respects to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or Subsidiary, or, if no comparable arm’s length transaction with a Person that is not an Affiliate or a Subsidiary is available, then on terms that are determined by the Board of Directors of the Borrower to be fair in light of all factors considered by such Board of Directors to pertinent to the Borrower.

8.8 Accounting Changes. Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year, in each case without providing the Administrative Agent with ten (10) days’ prior notice of such change. At the end of any calendar year during which any such change has occurred, the Borrower shall prepare and deliver to the Administrative Agent an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

8.9 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which effectively prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a) this Agreement;

(b) the Loan Documents;

(c) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby);

(d) leases containing restrictions on assignment entered into in the ordinary course of business;

(e) licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;

(f) joint venture agreements containing customary and standard provisions regarding ownership and distribution of the assets or equity interests of such joint venture;

(g) agreements that neither restrict the Administrative Agent’s and Lenders’ ability to obtain first priority liens on Collateral included in the Borrowing Base nor restrict the Administrative Agent’s and Lenders’ ability to exercise the remedies available to them under applicable law and the Security Documents, subject to liens permitted hereunder; provided that, in no event shall such agreements restrict the payment of the Loans and other Obligations;

(h) agreements entered into in the ordinary course of business with commodity storage, transportation and/or processing facilities that prohibit liens on the commodities that are the subject thereof and which shall not be included in the Borrower Base;

(i) agreements purporting to prohibit the existence of any Liens upon, or transferring of any interest in, any Excluded Asset (as such term is defined in the Security Agreement); and

(j) the Crest Settlement Agreement.

8.10 Limitation on Lines of Business. Enter into any business except for those businesses in which the Borrower are engaged on the date of this Agreement, including without limitation the natural gas trading and liquefied natural gas businesses, and activities reasonably related thereto.

8.11 Governing Documents. Amend its certificate of incorporation or articles (except to increase the number of authorized shares of common stock), partnership agreement or other Governing Documents, in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Administrative Agent, without the prior written consent of the Required Lenders, which shall not be unreasonably withheld or delayed.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) (i) The Borrower shall fail to pay any principal of any Revolving Credit Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof; or (ii) the Borrower shall fail to pay any interest on any Revolving Credit Loan or Reimbursement Obligation, or any other amount payable hereunder or under the other Loan Documents, when such interest or other amount becomes due in accordance with the terms thereof or hereof, and in the case of this clause (ii), the same shall remain unremedied for a period of three (3) Business Days; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document or any representation or warranty made or deemed made by the Parent in the Parent Indemnification Agreement shall in any case prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any covenant contained in Sections 7.16 or 8 of this Agreement, or Sections 5(a), (c), (d), (h), (i), (k), (l)(i) or (m) of the Security Agreement; or

(d) (i) The Borrower shall default in the observance or performance of any other obligation contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), (c) and (n) of this Section 9), and such default shall continue unremedied for a period of 30 days after the earlier of (x) the Borrower having Actual Knowledge of such default or (y) notice thereof from the Administrative Agent to the Borrower, or (ii) the Borrower shall default in the observance or performance of any obligation contained in Sections 5(b), (e), (f), (g), (j) (l)(ii) or (n) of the Security Agreement, and such default shall continue unremedied for a period of 10 days after the earlier of (x) the Borrower having Actual Knowledge of such default or (y) notice thereof from the Administrative Agent to the Borrower;

(e) The Borrower shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Revolving Credit Loans or Reimbursement Obligations) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations of the Borrower in respect of which such default or defaults shall have occurred is at least $10,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or (C) default in the observance or performance of any obligation (payment or otherwise) under a Financial OTC Agreement or a Commodity OTC Contract if the counterparty thereof exercises its right to terminate its position under such Financial OTC Agreement or Commodity OTC Contract and the Borrower fails to pay such amount when due, if in excess of $10,000,000, unless disputed in good faith by the Borrower and such disputed amount is less than the aggregate Available Commitment at such time; or

(f) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity incur, or in the reasonable opinion of the Required Lenders are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) any amount owing to Crest in respect of the Crest Obligations shall not be repaid when due by the Parent or one of its Subsidiaries; or

(k) the Parent Indemnification Agreement or any Crest Settlement Document shall cease to be in full force and effect or any party thereto shall so assert in writing, other than by means of a settlement and/or complete release of its claims thereunder by Crest; or

(l) Any Change of Control shall occur; or

(m) The Borrower shall fail to deliver (A) a Borrowing Base Report when due in accordance with the terms of Section 7.2(b) and the same shall remain unremedied for a period of two (2) Business Days or (B) any of the items specified in clauses (i) through (xiii), as applicable, of the definition of “Borrowing Base Report” in Section 1.1 hereof when due in accordance with the terms hereof and the same shall remain unremedied for a period of five (5) Business Days; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 9 with respect to the Borrower, the Commitments shall immediately and automatically terminate and the Revolving Credit Loans and Reimbursement Obligations (except as provided in the following paragraph) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the reasonable request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the reasonable request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Loans and, except as provided in the following paragraph, Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time Cash Collateralize an amount equal to 102% of the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable Issuing Lenders and the applicable L/C Participants, a security interest in such Cash Collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents and the Crest Obligations. Cash Collateralized amounts shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lenders and the L/C

Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such Cash Collateral account.

Notwithstanding anything to the contrary contained in this Section 9, in the event of any Event of Default under the covenants set forth in Section 8.1 and until the expiration of the tenth day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, (x) the Parent may make a cash contribution to the Borrower, and the amount of Net Cash Proceeds thereof shall be deemed to increase Net Working Capital or Tangible Net Worth, as applicable, with respect to such applicable fiscal quarter; provided that, such Net Cash Proceeds applied to the cure right in this Section 9 are actually received by the Borrower no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter thereunder and (ii) do not exceed the aggregate amount necessary to cure such Event of Default under Section 8.1 for such applicable period. The parties hereby acknowledge that this Section 9 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.1 and shall not result in any adjustment to any ratio or amounts other than the Leverage Ratio or the amount of the Net Working Capital or Tangible Net Worth, as applicable, referred to in the immediately preceding sentence. Notwithstanding the provisions of this Section 9, such cure right shall be only made once during the term of this Agreement.

SECTION 10. THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (each an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document (including, without limitation, in any audit prepared by the Administrative Agent’s internal auditor pursuant to Section 6.1(n)) or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent with reasonable care. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or as otherwise required by Section 11.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or as otherwise required by Section 11.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Revolving Credit Loans and all other Obligations.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any audit performed by the Administrative Agent’s internal auditor pursuant to Section 6.1(n), shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to extend credit to the Borrower hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the

Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to monitor the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by the Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Credit Loans and Reimbursement Obligations and the cash collateralization of the L/C Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Revolving Credit Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the L/C Obligations.

10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Revolving Credit Loans and other Extensions of Credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be subject to approval by the Borrower, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Credit Loans or other Obligations. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10 Collateral Matters. (a) The Collateral Trustee is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time-to-time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Collateral Trustee, at its option and in its discretion, to release any Lien granted to or held by the Collateral Trustee on behalf of the Lenders upon any Collateral (i) upon termination of the Commitments and payment in full of all Revolving Credit Loans and all other Obligations known to the Collateral Trustee and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of the Borrower has Actual Knowledge); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by all of the Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Trustee’s authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that, the absence of any such confirmation for whatever reason shall not affect the Collateral Trustee’s rights under this Section 10.10.

(c) The Collateral Trustee may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Trustee shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time-to-time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to any departure from, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Revolving Credit Loan or payment Obligation hereunder or any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, or

(ii) amend or modify the definition of “Termination Date” or “Revolving Credit Maturity Date” or Section 4.7, without the written consent of all of the Lenders, or

(iii) amend or modify the definition of “Applicable Margin” or the definition of any component thereof, or reduce the stated rate of any interest or fee payable under this Agreement, without the written consent of all of the Lenders, or

(iv) increase the Commitment Percentage of any Lender, without the written consent of all of the Lenders, or

(v) amend or modify the definition of “Borrowing Base” or the definition of any component thereof, in each case without the written consent of Lenders, the Commitments of which aggregate more than 75% of the Total Commitments, or

(vi) amend, modify or waive any provision of this Section 11.1 or change the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release any of the Collateral, in each case without the written consent of all of the Lenders, or

(vii) change the percentage specified in the definition of Required Lenders without the written consent of all of the Lenders, or

(viii) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent, or

(ix) amend, modify or waive any provision of Section 10.10 without the written consent of the then Collateral Trustee, or

(x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Revolving Credit Loans and other Obligations. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2 Notices.

(a) General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Cheniere Marketing, Inc.
700 Milam Street Suite 800 Houston, Texas 77002 Attention: Robert M. Flavin Fax: (713) 375-5000 E-mail: robert.flavin@cheniere.com with a copy to:

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Thomas J. Perich Fax: (713) 238-7175 Tel: (713) 220-4268 E-mail: tperich@akllp.com

The Administrative Agent:	For all purposes:

BNP Paribas 787 Seventh Avenue, 3rd Floor New York, New York 10019 Attention: Rosa Santini Fax: (212) 841-2536

and for purposes of payments and matters relating to loans:

BNP Paribas RCC, Inc., as agent for BNP Paribas 525 Washington Blvd. Jersey City, New Jersey 07310

Attention: Migdalia Jimenez, Loan Servicing Fax: (201) 850-4025

and for purposes relating to Letters of Credit:

BNP Paribas RCC, Inc., as agent for BNP Paribas 525 Washington Blvd. Jersey City, New Jersey 07310 Attention: Bill Greten, Trade Finance Operations Fax: (201) 850-4024

with a copy to:	Cadwalader, Wickersham & Taft LLP 227 W. Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: Steven N. Cohen, Esq. Fax: 704-348-5200

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lenders or the Lenders pursuant to Section 2.3, 3.1, 3.3, 4.3, 4.6, 4.7, or 4.10 shall not be effective until received.

(b) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, Borrowing Notices and Letters of Credit and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder.

(c) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; provided however that, any correction or other modification of a notice made by the Borrower prior to the required time for such notice shall be binding, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.4 Survival of Representations and Warranties. Upon termination of the Commitments and payment in full of the Revolving Credit Loans and all other Obligations payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of the Borrower has Actual Knowledge), the pledge and security interest granted pursuant to this Agreement and the other Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the Borrower.

11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent (which shall include the FERC counsel but shall otherwise be limited to one counsel per country, which counsel shall also represent the Collateral Trustee), (b) to pay or reimburse each Lender and the Administrative Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (excluding the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent (including the fees and expenses of Cadwalader, Wickersham & Taft LLP and FERC counsel), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lenders and the Administrative Agent, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries, or any of the Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) legal proceedings commenced against an Indemnitee by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section 11.5 shall survive repayment of the Revolving Credit Loans, Reimbursement Obligations and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by the Borrower without such consent of each Lender shall be null and void).

(b) Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (“Participants”) (so long as no Default or Event of Default has occurred and is continuing, only with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed) participating interests in any Revolving Credit Loan or Reimbursement Obligation owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a “Participation”). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Credit Loan, Reimbursement Obligation or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Revolving Credit Loans, Reimbursement Obligation or any fees payable hereunder, or postpone the date of the final maturity of the Revolving Credit Loans or Reimbursement Obligations, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on the Lenders in, Sections 4.12, 4.13, and 4.14 with respect to its participation in the Commitments and the Revolving Credit Loans and other Extensions of Credit outstanding from time-to-time as if it were a Lender.

(c) Any Lender may, in accordance with applicable Law, at any time and from time-to-time assign to any Lender or any Affiliate or Approved Fund thereof, or, with the consent of the Administrative Agent, the Issuing Lenders and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed), to any other Person (the “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lenders (and, in the case of an Assignee that is not then a Lender or any Affiliate or Approved Fund thereof, by the Administrative Agent, the Issuing Lenders, and, so long as no Default or Event of Default has occurred and is continuing, the Borrower) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (a) an assignment of all of a Lender’s interests under this Agreement or (b) an assignment to an Affiliate or Approved Fund of the Assignor), unless otherwise agreed by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower (such amount to be aggregated in respect of assignments by to any Lender and the affiliates or Approved Funds thereof), (ii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Administrative Agent, the Issuing Lenders and the Borrower (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that, the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.1, and (iii) each Assignee shall comply with the provisions of Section 4.13(c). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.6, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 9(f) shall have occurred and be continuing. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with clause (b) of this Section 11.6.

(d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a record of each Participation and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees, successors and Participants) and the Commitments of, and principal amounts of the Revolving Credit Loans and other

Obligations owing to, each Lender from time-to-time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Revolving Credit Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Revolving Credit Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Revolving Credit Loan or other obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time-to-time upon reasonable prior notice. If any Lender sells a Participation as described in Section 11.6(b), it shall provide to the Administrative Agent on behalf of the Borrower, or maintain as agent of the Borrower, the information described in this paragraph and permit the Borrower to review such information as reasonably needed for the Borrower to comply with their obligations under this Agreement or under any applicable Law or governmental regulation or procedure.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender, by the Administrative Agent, the Issuing Lenders and, so long as no Default or Event of Default has occurred and is continuing, the Borrower), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and, so long as no Default or Event of Default has occurred and is continuing, only with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) any prospective Transferee in each case, any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement; provided that such Transferee shall have agreed to be bound by the provisions of Section 11.15 hereof.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Revolving Credit Loans and other Extensions of Credit and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Revolving Credit Loan or Note to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding the foregoing, any Lender may, with notice to, but without consent of, the Borrower and the Administrative Agent, and in accordance with the definition of “Conduit Lender” set forth in Section 1.1 hereof and the terms of this Section 11.6(h), designate a Conduit Lender and fund any of the Revolving Credit Loans or Unreimbursed Amounts which such Lender is obligated to make or pay hereunder by causing such Conduit Lender to fund such Revolving Credit Loans or Unreimbursed Amounts on behalf of such Lender. Any Conduit Lender may assign any or all of the

Revolving Credit Loans or Unreimbursed Amounts it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(c). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar Law in connection with any obligation of such Conduit Lender under the Loan Documents, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. In addition, notwithstanding the foregoing, any Conduit Lender may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Credit Loans or Reimbursement Obligations to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such Conduit Lender to support the funding or maintenance of Revolving Credit Loans or Reimbursement Obligations by such Conduit Lender and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Loans and its Reimbursement Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit Lender. This clause (h) may not be amended without the written consent of any Conduit Lender directly affected thereby.

11.7 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or Reimbursement Obligations, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Revolving Credit Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Revolving Credit Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that, the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or electronic (PDF) transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Service of Process; Submission To Jurisdiction; Waivers Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower as the case may be, at their address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower, on one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14 WAIVERS OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15 Confidentiality.

(a) The Administrative Agent and Lender shall (a) keep confidential (and shall cause its directors, officers, employees, representatives, agents or auditors (collectively, “Representatives”) to keep confidential) all information that such Lender receives from or on behalf of the Borrower other than information that is identified by the Borrower as being non-confidential information (all such information that is not so identified being “Confidential Information”), (b) use Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents and (c) subject to Section 11.15(d), not disclose Confidential Information to Representatives of its Trading Business.

(b) Notwithstanding anything in this Section 11.15 to the contrary, any Confidential Information may be disclosed by any Lender (the affected Lender being, the “Disclosing Party”) (i) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including, without limitation, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party, (ii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement or (iii) to any Transferee pursuant to the terms of Section 11.6(f).

(c) The obligations of each Lender and its Representatives under this Section 11.15 with respect to Confidential Information shall not apply to any Confidential Information which, as of the date of disclosure to such Lender or its Representatives is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of any Lender or its Representatives hereunder, or any information that was or becomes available to such Lender or its Representatives from a person or source that is not, to the knowledge of such Lender or its Representatives, bound by a confidentiality agreement with the Borrower or otherwise prohibited from transferring such information to such Lender or its Representatives, or any information which was or becomes available to such Lender or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of the Borrower.

(d) Notwithstanding anything herein to the contrary, if an Event of Default has occurred and is continuing, each Lender may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender, to assist such Lender in protecting and enforcing its rights under the Loan Documents and other credit facilities with which such Lender or its Affiliates has with the Borrower (or their Affiliates) and (B) relevant to such assistance, (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.15.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHENIERE MARKETING, INC.

By:	/s/ Robert M. Flavin
Robert M. Flavin Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:

BNP PARIBAS, as Administrative Agent

By:	/s/ Richard J. Wernli
Title: Director

By:	/s/ Sally Haswell
Title: Managing Director

BNP PARIBAS, as Issuing Lender

By:	/s/ Richard J. Wernli
Title: Director

By:	/s/ Sally Haswell
Title: Managing Director

BNP PARIBAS, as a Lender

By:	/s/ Richard J. Wernli
Title: Director

By:	/s/ Sally Haswell
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]